AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 1999

                                                           REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                          __________________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          __________________________
                            CAPITAL AUTOMOTIVE REIT
            (Exact name of registrant as specified in its charter)

           MARYLAND                       6798                      54-1870224
(State or other jurisdiction   (Primary Standard Industrial      (I.R.S. Employer
     of incorporation or        Classification Code Number)   Identification Number)
        organization)

                      SEE TABLE OF ADDITIONAL REGISTRANT
                          __________________________

                       1420 SPRING HILL ROAD, SUITE 525
                            MCLEAN, VIRGINIA  22102
                                (703) 288-3075
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ___________________

THOMAS D. ECKERT, PRESIDENT AND CHIEF EXECUTIVE OFFICER, CAPITAL AUTOMOTIVE REIT
                       1420 SPRING HILL ROAD, SUITE 525
                            MCLEAN, VIRGINIA  22102
                                (703) 288-3075
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:
                           JOHN B. WATKINS, ESQUIRE
                          WILMER, CUTLER & PICKERING
                              2445 M STREET, N.W.
                            WASHINGTON, D.C.  20037
                                (202) 663-6000
                              ___________________

          Approximate date the registrant proposes to begin selling securities to the public: From time to time after the effective date of this registration statement.
                             ____________________

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                  CALCULATION OF REGISTRATION FEE
=============================================================================================================================

                                                                                   PROPOSED MAXIMUM
TITLE OF  SECURITIES               AMOUNT               PROPOSED MAXIMUM          AGGREGATE OFFERING        AMOUNT OF
  TO BE REGISTERED            TO BE REGISTERED(1) OFFERING PRICE PER SECURITY          PRICE(2)       REGISTRATION FEE
Common Shares of
Beneficial Interest, Debt
Securities,                     $200,000,000                  (2)                     $200,000,000           $55,600
Preferred Shares of
Beneficial Interest,
Warrants (3).................
=============================================================================================================================

(1) In no event will the aggregate maximum offering price of all Securities registered under this Registration Statement exceed $200,000,000. The Securities registered hereunder may be issued in any class or series and may be offered and sold separately or in units with other Securities registered hereunder.

(2) The proposed maximum offering price per Security has been omitted pursuant to General Instruction II.D of Form S-3 and the Company will establish the proposed maximum offering price per Security if and when it offers Securities registered under this Registration Statement.

(3) Subject to footnote (1), there is being registered an indeterminate number of Common Shares, Preferred Shares and Warrants at indeterminate prices and an indeterminate number of Common Shares or Preferred Shares as may be issuable at indeterminate prices upon the exercise of any Warrants and upon the conversion, redemption or exchange of any convertible, redeemable or exchangeable Securities registered hereunder, as the case may be.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL IT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT IS TO BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON THE DATE THE SEC, ACTING UNDER
SECTION 8(A), DETERMINES.

================================================================================

                        TABLE OF ADDITIONAL REGISTRANTS

                         JURISDICTION                     IRS
REGISTRANT               OF ORGANIZATION     SIC CODE     EMPLOYER NUMBER
----------               ---------------     --------     ---------------
Capital Automotive L.P.      Delaware          6798          54-1882000

                  SUBJECT TO COMPLETION, DATED MARCH 2, 1999

--------------------------------------------------------------------------------
 The information in this prospectus is not complete and may be changed. The Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

PROSPECTUS

                                 $200,000,000
[LOGO]                      CAPITAL AUTOMOTIVE REIT

         COMMON SHARES, PREFERRED SHARES, DEBT SECURITIES AND WARRANTS


     Capital Automotive REIT is a self-administered and self-managed Maryland real estate investment trust formed to invest in the real property and improvements used by operators of multi-site, multi-franchised motor vehicle dealerships and motor vehicle related businesses predominantly located in major metropolitan areas throughout the United States. Through this prospectus, Capital Automotive REIT may periodically offer common shares of beneficial interest, preferred shares of beneficial interest, debt securities or warrants. The aggregate initial public offering price of the securities that Capital Automotive REIT may offer through this prospectus will be up to $200,000,000. Capital Automotive REIT will describe the specific terms of these securities in supplements to this prospectus.

     Please read this prospectus and the applicable supplement carefully before you invest.

                            ______________________

YOU SHOULD BE AWARE THAT AN INVESTMENT IN THE SECURITIES OF THE COMPANY INVOLVES VARIOUS RISKS. SEE "RISK FACTORS" ON PAGE 1 AND IN THE COMPANY'S CURRENT REPORT ON FORM 8-K FILED ON FEBRUARY 26, 1999, WHICH IS INCORPORATED IN THIS PROSPECTUS BY REFERENCE FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES OFFERED BY THIS PROSPECTUS.

                            ______________________


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
 PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                The date of this prospectus is March _, 1999.

                               TABLE OF CONTENTS

                                                                             Page No.
                                                                             --------
About this Prospectus.....................................................      i
Risk Factors..............................................................      1
     Subordination and Priority Liens.....................................      1
     Fraudulent Conveyance Matters........................................      2
     Releases of Guarantees...............................................      3
     Terms of Indebtedness................................................      3
     Dependence on Subsidiaries...........................................      4
     No Public Trading Market.............................................      4
The Company...............................................................      5
Use of Proceeds...........................................................      7
Market Price of Common Shares.............................................      7
Ratio of Earnings to Fixed Charges........................................      8
Description of Debt Securities............................................      8
Description of Shares of Beneficial Interest..............................      32
Description of the Partnership Agreement..................................      47
Federal Income Tax Consequences...........................................      50
Plan of Distribution......................................................      75
Legal Matters.............................................................      77
Experts...................................................................      77
Where You Can Find More Information.......................................      77


                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that Capital Automotive REIT (the "Company") filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, the Company may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $200 million. This prospectus provides you with a general description of the securities the Company may offer. Each time the Company offers and sells securities, it will provide a prospectus supplement that will contain specific information about all of the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act. Also, documents subsequently filed by Capital Automotive REIT with the SEC and incorporated by reference will contain forward-looking statements. When the Company refers to forward-looking statements or information, sometimes the Company uses words such as "may," "will," "could," "should," "plans," "intends," "expects," "believes," "estimates," "anticipates" and "continues." In particular, the risk factors included or incorporated by reference in this prospectus describe forward-looking information. The risk factors are not all inclusive, particularly with respect to possible future events. Other parts of, or documents incorporated by reference into, this prospectus may also describe forward-looking information. Many things can happen that can cause actual results to be very different than those described by the Company. The Company makes no promise to update any of the Company's forward-looking statements, or to publicly release the results if the Company revises any of them.

     Unless the context otherwise requires, the term the Company refers to Capital Automotive REIT and the term the Partnership refers to Capital Automotive L.P. The term Capital Automotive Group refers to the Company and the Partnership and their subsidiaries. In this prospectus, the term "subsidiary" of the Company or the Partnership means a corporation, partnership, limited liability company or similar entity if the Company or the Partnership, alone or together, directly or indirectly own at least a majority of the equity interests of the entity.

                                  RISK FACTORS

     You should carefully review the following risks and the risk factors incorporated by reference from the Company's Form 8-K filed on February 26, 1999, as well as the other information in this prospectus or referred to in this prospectus, before buying the Company's securities.

SUBORDINATION AND PRIORITY LIENS - IF YOU PURCHASE DEBT SECURITIES, YOU WILL BE AN UNSECURED CREDITOR BEHIND HOLDERS OF THE COMPANY'S MORE SENIOR DEBT, SOME OF WHOM HOLD SECURITY INTERESTS IN CAPITAL AUTOMOTIVE GROUP'S ASSETS.

     Subordinated Debt Securities. Subordinated debt securities offered through this prospectus will be junior in payment to all present and future senior debt. This means that the Company must pay all present and future senior debt before the Company pays amounts due to holders of subordinated debt securities if the Company liquidates, dissolves, reorganizes or goes through a similar process. After making these senior payments, the Company may not have enough assets remaining to pay the amounts that it owes you.

     The Company will describe what debt is defined as "senior" with respect to any subordinated debt securities the Company offers in a prospectus supplement. Senior debt, however, will generally include bank debt (whether the Company incurs the debt before or after the Company issues any subordinated debt securities) and certain other debt that the Company incurs before the Company issues any subordinated debt securities.

     Subordinated debt securities offered through this prospectus will rank equally with other subordinated debt securities. This means that if (after payment of all senior and secured debt) the Company's remaining assets are not enough to pay all subordinated debt, subordinated debt securities offered through this prospectus would share in the Company's remaining assets proportionately with the other subordinated debt.

     In addition, unless the Company says otherwise in a prospectus supplement, the Company will be prohibited from making any payments on subordinated debt if the Company fails to make required payments on certain senior debt (the Company will identify senior debt in a prospectus supplement). If this happened, the Company would not be able to resume payments on subordinated debt until all required payments on the senior debt had been made. Unless the Company says otherwise in a prospectus supplement, all payments on subordinated debt securities may also be prohibited for up to 179 days if there is a default (other than by failing to make required payments) on the senior debt the Company identifies in a prospectus supplement. This later prohibition may be extended if a default on the senior debt requires the senior debt to be paid in full.

     Senior Debt Securities. Senior debt securities offered through this prospectus may not be secured by any of Capital Automotive Group's assets. Some of the properties owned by Capital Automotive Group already secure the debt of certain subsidiaries of the Partnership. Therefore, if the Company liquidates, dissolves, reorganizes or goes through a similar process, senior debt securities will only be paid out of assets of the debtor and any guarantor that have not been pledged as security for other obligations of Capital Automotive Group.

     Structural Subordination. Both senior and subordinated debt securities will be the Company's direct obligations and (unless guaranteed by the Partnership or other subsidiaries of the Company) not obligations of the Partnership or other subsidiaries of the Company. If the Company liquidates, dissolves, reorganizes or goes through a similar process, the Company will only be able to make payments to holders of senior or subordinated debt securities after all obligations of the Partnership or other subsidiaries of the Company are repaid. All subsidiary guarantees will be unsecured obligations of the guarantor. Even if the senior or subordinated debt securities are guaranteed by subsidiaries, the senior and subordinated debt securities will only receive payment after all secured debt and (in the case of subordinated debt securities) all senior debt of the guarantor is repaid.

FRAUDULENT CONVEYANCE MATTERS - A COURT COULD INVALIDATE OR SUBORDINATE THE GUARANTEES ASSOCIATED WITH THE COMPANY'S DEBT SECURITIES AND REQUIRE YOU TO RETURN PAYMENTS YOU MAY HAVE RECEIVED FROM THE GUARANTORS.

     A court could apply so-called "fraudulent conveyance" laws to invalidate or subordinate any guarantees of the Partnership or any other subsidiaries of the Company. If this happens and you own the Company's debt securities, the protection afforded to you by the guarantees will be eliminated or reduced. You will be left with claims only against the Company, or a subordinated claim against the Partnership and the other subsidiaries (if any) that issued the guarantees.

     A court could invalidate a guarantee of the Partnership or another subsidiary if it found that the Partnership or the subsidiary intended to defraud creditors or improperly gave you better rights to repayment than the Partnership or the subsidiary gave other creditors. It could also invalidate the guarantee if it found that the Partnership or the subsidiary did not receive fair consideration for the guarantee and was insolvent, was rendered insolvent, had inadequate capital, or planned to incur debts knowing it could not repay them. In conducting its analysis, a court is also likely to consider what benefits the Partnership or another subsidiary received as a result of the Company's issuance of the debt securities.

RELEASES OF GUARANTEES - THE COMPANY CAN RELEASE THE PARTNERSHIP OR ANY OF ITS SUBSIDIARIES FROM ANY OBLIGATIONS TO YOU IF THE PARTNERSHIP AND ITS SUBSIDIARIES ARE SOLD.

     If the Company sells or transfers its interest in the Partnership or any subsidiary of Capital Automotive Group to a third party, or if the Partnership or such subsidiary sells substantially all of its assets, the Company may release the Partnership and such subsidiaries from any guarantees they made of any of the Company's debt, including debt securities offered through this prospectus. The assets of the Partnership or such guarantors would no longer be available to satisfy the Company's obligations under its debt securities.

TERMS OF INDEBTEDNESS - THE COMPANY'S FLEXIBILITY IS LIMITED BY PROMISES THAT CAPITAL AUTOMOTIVE GROUP HAS MADE TO OTHER LENDERS.

     Capital Automotive Group's existing financing agreements prevent certain of the subsidiaries that have incurred the debt from incurring any other indebtedness or using the properties owned by those subsidiaries to secure any other obligations. Those agreements also limit the applicable subsidiary's ability to sell those properties. Accordingly, those subsidiaries will not be guarantors of any debt securities issued under this prospectus.

     Future financing arrangements may contain additional restrictions and tests. These restrictions and tests may prevent the Company from taking action that could increase the value of the Company's securities, or may require actions that decrease the value of securities. If Capital Automotive Group defaults on any obligations, creditors could require immediate payment of the obligations or foreclose on collateral. If this happened, Capital Automotive Group could be forced to sell assets or take other action that would reduce the value of the Company's securities.

DEPENDENCE ON SUBSIDIARIES - THE COMPANY WILL NOT BE ABLE TO MAKE PAYMENTS ON ITS SECURITIES UNLESS IT RECEIVES PAYMENTS FROM ITS SUBSIDIARIES.

     Substantially all the Company's cash generating operations are carried on through the Partnership and other subsidiaries. Accordingly, the Company will only be able to make payments on securities offered through this prospectus to the extent it receives funds from the Partnership and subsidiaries of Capital Automotive Group. Agreements governing indebtedness of some of the Capital Automotive Group's subsidiaries may limit the ability of those subsidiaries to make payments to the Company.

NO PUBLIC TRADING MARKET - IF THERE IS NO PUBLIC MARKET FOR SECURITIES OFFERED THROUGH THIS PROSPECTUS, YOU MAY HAVE DIFFICULTY SELLING THE SECURITIES.

     The Company may use this prospectus to offer securities for which no public market exists. If no public market exists at the time of your purchase, the Company cannot be certain an active market will develop, or continue even if one does develop. If there is no public market for the securities, you may find that you cannot sell them for the price you paid, or may not be able to sell them at all. Even if a market does develop and continue, the Company cannot predict how easily you will be able to convert your securities to cash.

     The development of a market for securities you may buy through this prospectus, and the prices at which the securities will trade in such a market, will depend on many factors beyond the Company's control, including:

     .    market interest rates and the markets for similar securities;
     .    general economic conditions; and
     . the financial condition, historic financial performance and future prospects of Capital Automotive Group.

     In particular, you should be aware of the following regarding trading prices for the securities:

     .    preferred shares may trade below their liquidation preference; and
     .    debt securities may trade below their principal amount.

                                  THE COMPANY

     The Company is a Maryland real estate investment trust formed in October 1997. The Company owns its property interests through the Partnership and its subsidiaries. The Company is the sole general partner of the Partnership. The Company closed its initial public offering of common shares and began generating rental income in February 1998.

     Capital Automotive Group's primary business purpose is to own and lease real estate properties (land, buildings and other improvements) used by operators of new and used automobile and truck dealerships, motor vehicle auctioneers, motor vehicle service, repair or parts businesses and related businesses. In this prospectus, Capital Automotive Group uses the term "dealerships" to refer to these types of businesses that are operated on its properties.

     As of February 1, 1999, Capital Automotive Group owned 131 properties located in 18 states, making up approximately 760 acres of land and containing approximately 4.8 million square feet of buildings and improvements. Capital Automotive Group's lessees operate 203 motor vehicle franchises on these properties, representing 36 brands of motor vehicles, including Acura, Audi, BMW, Buick, Cadillac,Chevrolet, Chrysler, Dodge, Dodge Trucks, Ford, Freightliner, GMC, Honda, Hyundai, Infiniti, Isuzu, Jaguar, Jeep, Kia, Land Rover, Lexus, Lincoln-Mercury, Mazda, Mercedes-Benz, Mitsubishi, Nissan, Oldsmobile, Plymouth, Pontiac, Porsche, Saab, Saturn, Subaru, Toyota, Volkswagen and Volvo.

     Capital Automotive Group focuses on buying properties from third parties that have a long history of operating dealerships at several locations. In addition, Capital Automotive Group prefers that the lessee has rights (known in the business as "franchises") to sell and does sell new automobiles and trucks from more than one motor vehicle manufacturer. In this prospectus, Capital Automotive Group uses the term "dealer group" to refer to a group of related persons and companies who sell properties to Capital Automotive Group. Capital Automotive Group also uses the term "dealer group" or the term "lessee" to refer to the person or company that leases a property owned by Capital Automotive Group.

      As of February 1, 1999, Capital Automotive Group has invested approximately $565 million in properties. Most of the properties have been purchased from dealer groups who then lease back the properties or otherwise contract to have the properties leased to related persons. In certain cases, Capital Automotive Group may lease property to a lessee that is not related to the seller from whom the property was purchased.

     Capital Automotive Group purchases properties with cash, units of limited partnership interest in the Partnership, assumption of debt or a combination of all three. Capital Automotive usually pays off any assumed debt in full at closing. In certain cases, Capital Automotive Group assumes a dealer group's responsibilities under an existing mortgage as part of the purchase of real estate. At times, Capital Automotive Group has agreed in advance to purchase property in the future after the dealership buildings have been constructed.

     Capital Automotive Group generally leases properties to established, creditworthy lessees, for a period of 10 to 20 years, with options to renew for one or more additional periods of 5 to 10 years each. The lessee typically is required to pay all operating expenses of the property, including all real estate taxes and assessments, utilities, insurance, repairs, maintenance and other expenses. This type of lease is commonly known as a "triple-net" lease.

     In evaluating dealer groups and potential properties for purchase, Capital Automotive Group considers such factors as:

     . the value of the land, buildings and other improvements as determined by Capital Automotive Group and its consultants, but not by an independent MAI appraisal;

     .    the quality and experience of the dealer group;

     . the adequacy of a dealer group's historical, current and forecasted cash flow to meet the operating needs of the business, expenses and lease or debt service obligations;

     . the construction quality, condition and design of the dealership buildings and other improvements located on the property;

     .    the geographic area in which the property is located;

     .    the type of franchises operated by the dealer group; and

     .    the environmental condition of the real estate.

     Capital Automotive Group intends to acquire more properties. Those transactions may be structured in ways that are similar to those described above. The transactions may also be structured differently.

     Capital Automotive Group has and will continue to borrow funds to buy properties. Borrowing arrangements can take different forms. For example, as of February 20, 1999, Capital Automotive Group had mortgage indebtedness totaling $162 million secured by 64 properties owned by subsidiaries of the Partnership. Capital Automotive Group also intends to enter into revolving credit arrangements. Capital Automotive Group may also issue debt securities, including senior or subordinated notes. These notes may be secured by properties or leases. Capital Automotive Group has adopted a policy to limit debt to approximately 50% of assets. This policy may be changed by the Company's Board of Trustees at any time without shareholder approval.

     As a real estate investment trust, the Company acquires properties through its direct and indirect subsidiaries, including the Partnership, and manages its business in a manner that is consistent with the requirements of the Internal Revenue Code (the "Code") and the regulations of the Internal Revenue Service (the "IRS") that govern taxation of real estate investment trusts. The Company has and expects to continue to pay regular cash dividends to its shareholders; to provide its shareholders the opportunity for increased dividends from increasing annual rental income; to preserve and to protect the investments of its shareholders; and to provide its shareholders with the opportunity to increase the value of their investments.

     The Company is self-administered and self-managed, meaning that its trustees, officers and employees manage and administer Capital Automotive Group's business. The Company's executive officers are Thomas D. Eckert, President and Chief Executive Officer; Scott M. Stahr, Executive Vice President and Chief Operating Officer; Donald L. Keithley, Executive Vice President of Business Development; David S. Kay, Vice President and Chief Financial Officer; John M. Weaver, Vice President, Secretary and General Counsel; and Peter C. Staaf, Vice President and Treasurer.

      The Company's principal executive offices are located at 1420 Spring Hill Road, Suite 525, McLean, Virginia 22102. The Company's telephone number is
(703) 288-3075.

                                USE OF PROCEEDS

     The Company will describe the use of proceeds from the sale of securities in the applicable prospectus supplement. The Company will contribute the gross proceeds of a sale of securities to the Partnership in exchange for substantially identical securities of the Partnership. The Partnership will use the net proceeds from the sale of securities for one or more of the following:

     .    repayment of indebtedness;

     .    acquisition of  additional properties; and

     .    general corporate purposes.

                         MARKET PRICE OF COMMON SHARES

     The common shares have been trading on the Nasdaq National Market under the symbol "CARS" since February 13, 1998. The Company has listed below the high and low sales prices of the common shares as reported on the Nasdaq National Market and the distributions declared by the Company for the periods indicated.

                                                                HIGH      LOW    DISTRIBUTION
                                                                -------  -------  ------------
     FISCAL YEAR ENDED DECEMBER 31, 1998

          First fiscal quarter (from February 13, 1998)      $ 19 3/4    $16 1/4        $0.076
          Second fiscal quarter                                19 3/8     13 1/8         0.210
          Third fiscal quarter                                 15 3/4     10 7/8         0.270
          Fourth fiscal quarter                                14 7/8     8 13/16        0.320

     FISCAL YEAR ENDING DECEMBER 31, 1999

          First fiscal quarter (to February 25, 1999)        $15 3/16    $11 1/4

     On February 25, 1999, the last reported sales price on the Nasdaq National Market was $11.75 per share and there were approximately 34 holders of record of the common shares of the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for the fiscal year ended December 31, 1998 was 9.96 to 1. The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income (loss) before minority interest plus fixed charges. Fixed charges consist of interest expense and amortization of debt issuance costs.


                         DESCRIPTION OF DEBT SECURITIES

     The Company may use this prospectus to offer debt securities. If the Company offers debt securities, the Company will prepare and distribute a prospectus supplement that describes the specific terms of the debt securities. In this section of the prospectus, the Company describes the general terms it expects all debt securities to have. The Company also identifies some of the specific terms that will be described in a prospectus supplement. Although the Company expects that any debt securities the Company offers with this prospectus will have the general terms it describes in this section, its debt securities may have terms that are different from or inconsistent with the general terms it describes here. Therefore, you should read the prospectus supplement carefully.

GENERAL TERMS OF DEBT SECURITIES

     Unless the Company says otherwise in a prospectus supplement, debt securities it offers through this prospectus:

     .    Will be its general, direct and unsecured obligations;

     . May or may not be guaranteed by the Partnership and one or more of the Company's other subsidiaries; and

     .    May be either senior debt securities or subordinated debt securities.

Senior debt securities will rank equally with all of the Company's other unsecured and unsubordinated obligations. Subordinated debt securities will be subordinate and junior in right of payment to all of the Company's present and future senior debt in the manner the Company describes in a prospectus supplement.

     If the debt securities are guaranteed by the Partnership or another subsidiary, unless the Company says otherwise in a prospectus supplement, the guarantee:

     . Will be the guarantor's general, direct and unsecured contingent obligation;

     . If a guarantee of senior debt securities, will rank equal with all other unsecured and senior obligations of the guarantor; and

     . If a guarantee of subordinated debt securities, will be subordinate and junior in right of payment to all of the guarantor's present and future senior debt.

     The Company may use this prospectus to offer up to $200 million worth of debt securities, and Capital Automotive Group may incur additional indebtedness, subject to limitations in the agreements governing Capital Automotive Group's bank loans and other notes Capital Automotive Group may have issued.

     Unless the Company says otherwise in a prospectus supplement:

     . Debt securities the Company offers through this prospectus will not limit the amount of indebtedness that Capital Automotive Group may incur;

     . You will not have any protection if any member of Capital Automotive Group engages in a highly leveraged transaction, a restructuring, a transaction involving a change in control, or a merger or similar transaction that may adversely affect holders of the debt securities; and

     . The Company will not list the debt securities on any securities exchange.

THE INDENTURES

     Any debt securities the Company offers through this prospectus will be issued under an indenture between the Company and a trustee. The Company has filed with the SEC two "base indentures" that are exhibits to the registration statement that includes this prospectus. The

Senior Indenture describes the general terms of senior debt securities the Company may issue. The Subordinated Indenture includes additional terms describing subordination provisions of subordinated debt securities. The Indentures will be subject to the Trust Indenture Act of 1939, as amended.

     The base indentures do not include all the terms of debt securities the Company may issue through this prospectus. If the Company issues debt securities through this prospectus, its Board of Trustees will establish the additional terms for each series of debt securities. The additional terms will be set forth in a supplemental indenture or in a resolution of the Company's Board of Trustees. The base indentures describe the additional terms that may be established and the Company summarizes the additional terms that may be established under "--Additional Terms of Debt Securities," below.

     The Company has summarized the provisions of the base senior indenture and the base subordinated indenture below. The summary is not complete. You should read the indentures for provisions that may be important to you. The extent, if any, to which the provisions of the base indentures apply to particular debt securities will be described in the prospectus supplement. You should read the prospectus supplement for more information regarding any particular issuance of debt securities.

ADDITIONAL TERMS OF DEBT SECURITIES

     As described above, the terms of a particular series of debt securities the Company offers through this prospectus will be established by its Board of Trustees when the Company issues the series. The Company will describe the terms of the series in a prospectus supplement. The base indentures provide that the terms that may be established include the following:

     1.  Title.  The title of the debt securities offered.

     2. Amount. Any limit upon the total principal amount of the series of debt securities offered.

     3. Maturity. The date or dates on which the principal of and premium, if any, on the offered debt securities will mature or the method of determining such date or dates.

     4. Interest Rate. The rate or rates (which may be fixed or variable) at which the offered debt securities will bear interest, if any, or the method of calculating such rate or rates.

     5. Interest Accrual. The date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined.

     6. Interest Payment Dates. The date or dates on which interest, if any, will be payable and the record date or dates to determine the persons who will receive payment.

     7. Place of Payment. The place or places where principal of, premium, if any, and interest, if any, on the offered debt securities will be payable or at which the offered debt securities may be surrendered for registration of transfer or exchange.

     8. Optional Redemption. The period or periods within which, the price or prices at which, the currency or currencies if other than in U.S. dollars (including currency unit or units) in which, and the other terms and conditions upon which, the offered debt securities may be redeemed (or called away), in whole or in part, at the Company's option.

     9. Mandatory Redemption. The obligation, if any, the Company has to redeem or repurchase the offered debt securities pursuant to any sinking fund or similar provisions or upon the happening of a specified event or at the option of a holder; and the period or periods within which, the price or prices at which, the currency or currencies (if other than in U. S. dollars) (including currency unit or units) in which, and the other terms and conditions upon which, such offered debt securities shall be redeemed or purchased, in whole or in part.

     10. Denominations. The denominations in which the offered debt securities are authorized to be issued.

     11. Currency. The currency or currency unit in which the offered debt securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on the offered debt securities will be payable and whether the Company or the holders of the offered debt securities may elect to receive payments in respect of the offered debt securities in a currency or currency unit other than that in which the offered debt securities are stated to be payable.

     12. Indexed Principal. If the amount of principal of, or premium, if any, or interest on, the offered debt securities may be determined with reference to an index or pursuant to a formula or other method, the manner in which such amounts will be determined.

     13. Payment on Acceleration. If other than the principal amount, the portion of the principal amount of the offered debt securities which will be payable upon declaration of the acceleration of the maturity or the method by which such portion shall be determined.

     14. Special Rights. Provisions, if any, granting special rights to the holders of the offered debt securities if certain specified events occur.

     15. Events of Default. Any addition to, or modification or deletion of, any event of default or any of the covenants specified in the indenture with respect to the offered debt securities.

     16. Tax "Gross-Up." The circumstances, if any, under which the Company will pay additional amounts on the offered debt securities held by non-U.S. persons for taxes, assessments or similar charges.

     17. Registered or Bearer Form. Whether the offered debt securities will be issued in registered or bearer form or both.

     18. Dates of Certificates. The date as of which any bearer securities of the series and any temporary global security representing outstanding securities are dated, if other than the original issuance date of the offered debt securities.

     19. Forms. The forms of the securities and interest coupons, if any, of the series.

     20. Registrar and Paying Agent. If other than the trustee under the indenture, the identity of the registrar and any paying agent for the offered debt securities.

     21. Defeasance. The application, if any, of such means of defeasance or covenant defeasance as may be specified for the offered debt securities.

     22. Global Securities. Whether the offered debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary or its nominee, if any, for such global security or securities and the circumstances under which beneficial owners of interests in the global security may exchange such interests for certificated debt securities to be registered in the names of or to be held by such beneficial owners or their nominees.

     23. Documentation. If the offered debt securities may be issued or delivered, or any installation of principal or interest is payable, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the indenture, the form of such certificates, documents or conditions.

     24. Payees. If other than as provided in the applicable indenture, the person to whom any interest on any registered security of the series will be payable and the manner in which, or the person to whom, any interest on any bearer securities of the series will be payable.

     25. Definitions. Any definitions for the offered debt securities of that series that are different from or in addition to the definitions included in the base indenture, including, without limitation, the definition of "unrestricted subsidiary" to be used for such series.

     26. Subordination. In the case of the subordinated indenture, the relative degree to which the offered debt securities shall be senior to or be subordinated (or junior) to other debt securities, whether currently outstanding or to be offered in the future, and to other indebtedness, in right of payment.

     27. Guarantees. Whether the offered debt securities are guaranteed and, if so, the identity of the guarantors and the terms of the offered guarantees (including whether and the extent to which the guarantees are subordinated to other indebtedness of the guarantors).

     28. Optional Redemption. The terms, if any, upon which the Company may be able to redeem (or call away) the offered debt securities prior to their maturity including the dates on which such redemptions may be made and the price at which such redemptions may be made.

     29. Conversion. The terms, if any, upon which the offered debt securities may be converted or exchanged into or for the common shares, preferred shares or other securities or property.

     30. Restrictions. Any restrictions on the registration, transfer or exchange of the offered debt securities.

     31. Other Terms. Any other terms not inconsistent with the terms of the indentures pertaining to the offered debt securities or which may be required or advisable under the U. S. laws or regulations or advisable (as the Company determined) in connection with marketing of securities of the series.

FORM OF SECURITIES AND RELATED MATTERS

     Registered or Bearer Form

     Debt securities may be offered in either registered or bearer form.

     . If the debt securities are in registered form, the Company may treat the person who is named in the register as the owner of the debt securities for all purposes, including payment, exchange and transfer; and

     . If the Company issues debt securities in bearer form, the Company will issue such debt securities only to non-U.S. persons and may treat the bearer of the securities as the owner for all purposes.

     If the Company issues debt securities in bearer form, the Company will describe special offering restrictions and material U.S. federal income tax consequences in a prospectus supplement.

     Denominations

     Unless the Company says otherwise in a prospectus supplement, the Company will issue debt securities in denominations of:

     . U.S. $1,000 (or multiples of $1,000) if the Company issues the debt securities in registered form; and

     . U.S. $5,000 (or multiples of $5,000) if the Company issues debt securities in bearer form.

     Payment Currencies and Indexed Securities

     The Company may offer debt securities for which:

     .    The purchase price is payable in a currency other than U.S. dollars;

     .    The securities are denominated in a currency other than U.S. dollars;
          or

     . The principal or interest or any other payment is in a currency other than U.S. dollars.

     The other currency may be a currency unit comprised of various currencies (like the European Currency Unit or "ECU"). Payments on debt securities might also be based on an index.

     Payment, Transfer and Exchange

     Unless the Company says otherwise in a prospectus supplement, the Company will maintain an office or agency for paying principal, interest and other amounts on the debt securities. The Company will notify you where that office is and if the location of the office changes. At the Company's option, however, the Company may make any interest payments on debt securities in registered form by:

     .    Mailing checks to you at the addresses you specify, or

     . Wire transfer of immediately available funds to an account you specify.

     Unless the Company says otherwise in a prospectus supplement, the Company will pay interest to the person whose name is in the register at the close of business on the regular record date for such interest.

     The Company will describe in a prospectus supplement how the Company will pay amounts owing on bearer securities. The Company will only pay amounts owing on bearer securities at an office outside the United States.

     Unless the Company says otherwise in a prospectus supplement, the Company will transfer or exchange debt securities issued in registered form at an agency that it designates. You may transfer or exchange debt securities without service charge, although the Company may require you to pay any related tax or other governmental charge.

GLOBAL SECURITIES

     The Company may issue debt securities of a series in the form of one or more fully registered global securities. Each registered global security will:

     . Be registered in the name of a depositary or a nominee for the depositary;

     .    Be deposited with the depositary or nominee or a custodian therefor;
          and

     . Bear a legend regarding the restrictions on exchanges and registration of transfer and any such other appropriate matters.

     If the Company issues a registered global security, the Company will only transfer or exchange it for another global security issued to the depositary, its successor or their nominees, until the Company issues securities in definitive form.

     After the Company issues a registered global security and deposits that registered global security with or on behalf of the depositary, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by such registered global security to the accounts of institutions that have accounts with the depositary. The Company refers to institutions that have accounts with the depositary as "participants." The underwriters or agents engaging in the distribution of the debt securities will designate the accounts to be credited. The Company will designate the accounts to be credited if the Company offers and sells the debt securities directly. You may only own a beneficial interest in registered debt securities if you are a participant or hold your interest through a participant. Your interest will be shown on, and transfers of your interest will only be effected through, records maintained by the depositary for the registered global security or by its nominee and/or records maintained by the participants.

     The Company will treat the depositary for a registered global security, or its nominee as the sole owner or holder of the debt security represented by the registered global security for all purposes under each indenture as long as it is the owner of the debt security. Accordingly, if you own a beneficial interest in a registered global security, you must rely on the procedures of the depositary (and, if you are not a participant, you must rely on the procedures of the participant through which you own your interest), to exercise any of your rights under the indenture. The Company understands that under existing industry practices, depositaries authorize participants to give or take instructions or actions required or permitted under indentures, and participants authorize beneficial owners owning through such participants to give or take instructions or actions or act upon the instructions of beneficial owners holding through them.

     Unless the Company says otherwise in a prospectus supplement, the Company will make payments with respect to principal, premium, if any, and interest, if any, on the debt securities represented by a registered global security to the depositary or its nominee, as the case may be. The Company expects that the depositary will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security. The Company also expects that participants will act pursuant to standing instructions and customary practices. The Company, the respective trustees and the Company's agents or agents of the respective trustees will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any registered global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     Unless the Company says otherwise in a prospectus supplement, the Company will issue debt securities in certificated form in exchange for a registered global security:

     . If the depositary for the registered global security ceases to be registered as a clearing agency under applicable law or is not willing or able to provide securities depositary services with respect to the registered global security and a successor depositary is not appointed by the Company within 90 days; or

     . If an event of default, or an event which with the giving of notice or lapse of time or both, would constitute an event of default, occurs with respect to the debt securities represented by the registered global security and such event of default continues for a period of 90 days.

     In addition, unless the Company says otherwise in a prospectus supplement, the Company will have the right to not have any of the debt securities of a series represented by one or more registered global securities. If the Company makes that determination, the Company will issue debt securities of such series in certificated form in exchange for all of the registered global securities representing such series of debt securities.

     You should note that the laws of some states may require that you take physical delivery of global securities in definitive form. Such laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

     The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a "bearer global security") that will be deposited with a depositary, or its nominee, identified in a prospectus supplement. The Company may issue bearer global securities in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in a prospectus supplement.

CERTAIN COVENANTS

     The Company will describe any material covenants in respect of any series of debt securities in a prospectus supplement.

CONSOLIDATION, MERGER, SALE OF ASSETS

     Unless the Company says otherwise in a prospectus supplement, each indenture will provide that the Company will not, in a single transaction or a series of related transactions, engage in any of the following transactions unless the seven conditions that follow are satisfied. Accordingly, the Company may not:

     .    consolidate with or merge with or into any other person; or

     . sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person or group of affiliated persons;

     . permit any of Capital Automotive Group's subsidiaries to enter into any such transaction or transactions if any of these transactions would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all property and assets of the Company and its subsidiaries on a consolidated basis to any other person or group of affiliated persons.

     In order to engage in any such transaction, the Company must satisfy the following seven conditions:

     1.   Either

          a.   it must be the continuing company, or

          b. the person (if other than the Company) formed by such consolidation or into which it is merged, or the person that acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all assets of the Company and its subsidiaries on a consolidated basis (the "surviving entity") must be a corporation or a real estate investment trust duly organized and validly existing under U.S. laws, any state or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, all obligations under the applicable debt securities and the indenture, and the indenture shall remain in full force and effect;

     2. Immediately before and immediately after giving effect to such transactions, no default or event of default under the debt securities shall have occurred and be continuing;

     3. Immediately after giving effect to such transaction on a pro forma basis, the Company's consolidated net worth (as defined in the applicable indenture) (or the surviving entity if the Company is not the continuing obligor under the indenture) is equal to or greater than its consolidated net worth immediately prior to such transaction;

     4. Immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the surviving entity if the Company is not the continuing obligor under the indenture) could incur $1.00 of additional indebtedness without violating any applicable provisions of the indenture limiting indebtedness;

     5. Each guarantor of the debt securities, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its guarantee will apply to such person's obligations under the indenture and the debt securities;

     6. If any assets of the Company or any assets of any subsidiary would become subject to any lien, any provisions of the indenture limiting liens are complied with; and

     7. The Company or the surviving entity has delivered, or caused to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions of the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been met.

     Unless the Company says otherwise in a prospectus supplement, each indenture for debt securities that are guaranteed will provide for similar restrictions on any guarantor.

SUBORDINATION

     Generally

     Unless the Company says otherwise in a prospectus supplement, the payment of principal, premium and interest, if any, on subordinated debt securities will be subordinated (or junior) to the prior payment in full of all of any present and future senior indebtedness of Capital Automotive Group. This means that the Company must pay all present and future senior debt before the Company pays amounts due to holders of subordinated debt securities if the Company liquidates, dissolves, reorganizes or goes through a similar process. After making these payments, the Company may not have enough assets remaining to pay the amounts due to you.

     The Company will describe what debt is defined as "senior" with respect to any subordinated debt securities the Company offers in a prospectus supplement, but senior debt will generally include bank debt and certain other pre-existing debts.

     Payment Blockage for Payment Defaults

     Unless the Company says otherwise in a prospectus supplement, if it has defaulted in the payment of any "designated senior indebtedness," it may not:

     . Pay any principal, premium or interest, if any, on subordinated debt securities, or

     . Purchase, redeem, defease, or otherwise acquire any subordinated debt securities.

The Company will describe "designated senior indebtedness" in a prospectus supplement. This prohibition will not affect any payment it has already made to defease debt securities (as described under "Defeasance or Covenant Defeasance of Indenture," below).

     The Company must resume payment on subordinated debt securities, and make any payments it has missed, when one of the following has occurred:

     . The designated senior indebtedness has been discharged or paid in full;

     .    The holders of designated senior indebtedness have waived payment; or

     .    The payment default has otherwise been cured or ceased to exist.

     Payment Blockage for Non-Payment Defaults

     Unless the Company says otherwise in a prospectus supplement, it will also be prohibited from paying any amounts or distributing any assets as described with respect to payment defaults if:

     . it has defaulted on designated senior indebtedness in a way that does not involve a failure to pay amounts but accelerates payment; and

     . it and the trustee for the subordinated debt securities have received written notice of this default.

     Unless the Company says otherwise in a prospectus supplement, it will be required to suspend payments and distributions on the subordinated debt securities starting when it receives notice of the applicable default. The Company may and must resume payments, and make any payments it has missed, upon the earliest of:

     1. 179 days having elapsed since receipt of notice (unless it has previously been required to pay all amounts owing on the applicable designated senior indebtedness);

     2. The date the default and all other similar defaults as to which notice has been given shall have been cured, waived or shall have ceased to exist;

     3. The date the applicable designated senior indebtedness (and all other designated senior indebtedness as to which notice has been given) shall have been discharged or paid in full; and

     4. The date on which it or the trustee receives written notice terminating the period from the representative of holders of designated senior indebtedness or the holders of at least a majority of the designated senior indebtedness.

     Any number of notices of non-payment defaults may be given, but during any 365-day consecutive period only one period may commence and the period may not exceed 179 days. No non-payment default with respect to such senior indebtedness that existed or was continuing on the date a blockage period commenced may be made the basis of another blockage period whether or not within a period of 365 consecutive days, unless such default has been cured or waived for not less than 90 consecutive days.

     Subsidiary Guarantees

     The Company will tell you in a prospectus supplement whether and to what extent debt securities will be guaranteed by the Partnership or any other subsidiaries. Unless the Company says otherwise in a prospectus supplement, any guarantee of subordinated debt securities will be an unsecured subordinated obligation of the guarantor. As such, the guarantees will either rank on an equal basis with or senior to all other existing and future indebtedness of the guarantor that is expressly subordinated to senior indebtedness of the subsidiary. Unless the Company says otherwise in a prospectus supplement:

     1. Guarantees will be subordinated to the same extent as the debt securities are subordinated to the Company's obligations; and

     2. Payment on guarantees will be blocked in the same circumstances as payment of the debt securities is blocked.

     Structural Subordination

     Debt securities may be offered without guarantees, and even if there are guarantees, one or more of the Partnership or any other subsidiaries may not join in the guarantee. If any non guarantor entity is involved in a bankruptcy, liquidation or reorganization, the nonguarantor entity will pay the holders of its debt and its trade creditors before it will be able to distribute any assets to its parent. The indentures may not limit the amount of indebtedness that these entities may incur. Therefore, you should only look to the Company's assets and any assets of the guarantor entities for repayment of obligations under the debt securities.

EVENTS OF DEFAULT

     Unless the Company says otherwise in a prospectus supplement, each of the following is an event of default:

     1. A default in the payment of any interest on any debt security of that series when it becomes due and payable, and such default continues for a period of 30 days.

     2. A default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity (upon acceleration, optional or mandatory redemption, required purchase or otherwise).

     3.   Any of the following:

          (a) default in the performance, or breach, of any covenant or agreement of the Company or any guarantor under the indenture (other than a default in the performance, or breach of a covenant or agreement which is specifically dealt with in clause (1) or
               (2) above or in clause (b) of this clause (3)) and such default or breach continues for a period of 30 days after written notice has been given by certified mail:

                     (i)   to the Company by the trustee;or

                     (ii) to the Company and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series.

          (b) there shall be a default in the performance or breach of the provisions of the indenture relating to consolidation, merger, or sale of assets.

     4. One or more defaults shall have occurred under any agreements, indentures or instruments under which the Company, any guarantor or certain other subsidiaries (identified in the indenture as restricted subsidiaries) then has outstanding indebtedness in excess of $10 million in the aggregate if, as a result of the default, the full amount of the indebtedness is due and owing.

     5. Any guarantee shall for any reason cease to be, or be asserted in writing by any guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the indenture and any such guarantee.

     6. One or more judgments, orders or decrees for the payment of money in excess of $10 million, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument) shall be entered against the Company, any guarantor or any restricted subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect.

     7. Any holder or holders of at least $10 million in aggregate principal amount of indebtedness, or the indebtedness of any guarantor or any restricted subsidiary, shall, after a default under such indebtedness, notify the trustee of the intended sale or disposition of any assets, or the assets of any guarantor or any restricted subsidiary, that have been pledged to or for the benefit of such holder or holders to secure such indebtedness or shall commence proceedings, or take any action

          (including by way of set-off), to retain in satisfaction of such indebtedness or to collect on, seize, dispose of or apply in satisfaction of indebtedness, assets of the Company or any restricted subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements).

     8. There shall have been the entry by a court of competent jurisdiction of:

          (a) a decree or order for relief in respect of the Company, any guarantor or any restricted subsidiary in an involuntary case or proceeding, under any applicable bankruptcy law, or

          (b) a decree or order adjudging the Company, any guarantor or any restricted subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any guarantor or any restricted subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, any guarantor or any restricted subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

     9. The Company, any guarantor, or any restricted subsidiary do any of the following:

          (a) commence a voluntary case or proceeding under any applicable bankruptcy law or any other case or proceeding to be adjudicated bankrupt or insolvent;

          (b) consent to the entry of a decree or order for relief in respect of the Company, any guarantor or such restricted subsidiary in an involuntary case or proceeding under any applicable bankruptcy law or to the commencement of any bankruptcy or insolvency case or proceeding against it;

          (c) file a petition or answer or consent seeking reorganization or relief under any applicable federal or state law.

     10. The Company, any guarantor, or any restricted subsidiary do any of the following:

          (a) consent to the filing of a petition for the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any guarantor or such restricted subsidiary or of any substantial part of their respective property;

          (b)  make an assignment for the benefit of creditors; or

          (c) admit in writing the inability to pay debts generally as they become due.

     Waiver of Default

     Unless the Company says otherwise in a prospectus supplement, holders of not less than a majority of the debt securities of a series may waive any past default except for:

     .    a payment default, and

     . a default on any provision that requires the consent of all holders to modify.

     Acceleration of Payment

     Unless the Company says otherwise in a prospectus supplement, each indenture will provide that if an event of default (other than one of the events specified in clauses 8, 9, and 10 above) occurs and continues, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the applicable series outstanding may, and the trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on, all the debt securities of the applicable series to be due and payable immediately by a notice in writing to the Company (and to the trustee if given by the holders of the debt securities of the applicable series). The trustee may, then, at its discretion, proceed to protect and enforce the rights of the holders of the applicable debt securities by appropriate judicial proceeding. If an event of default specified in clauses 8, 9 and 10 above occurs and continues, then all the debt securities of the applicable series shall without further action become and be immediately due and payable, in an amount equal to the principal amount of the debt securities of the applicable series, together with accrued and unpaid interest, if any, to the date the debt securities become due and payable, without any declaration or other act on the part of the trustee or any holder. The trustee or, if notice of acceleration is given by the holders of the debt securities of the applicable series, the holders of the debt securities of the applicable series shall give notice to the agent under any credit agreement of such acceleration.

     Waiver of Acceleration

     Unless the Company says otherwise in a prospectus supplement, each indenture will provide that, after a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the debt securities, by written notice to the Company and the trustee, may rescind and annul such declaration if:

     1. The Company has paid, or deposited with the trustee a sum sufficient to pay,

          a. all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel,

          b. all overdue interest on all debt securities of the applicable series,

          c. the principal of and premium, if any, on any debt securities of the applicable series which have become due otherwise than by such declaration of acceleration and interest thereon at a rate borne by the debt securities, and

          d. to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the debt securities; and

     2. All events of default, other than the non-payment of principal of the debt securities which have become due solely by such declaration of acceleration, have been cured or waived.

     Notices of Default

     Unless the Company says otherwise in a prospectus supplement, each indenture will provide that the Company is also required to notify the trustee within 5 business days of the occurrence of any default. Unless the Company says otherwise in a prospectus supplement, the Company is required to deliver to the trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred.

     Obligations of Trustee

     Unless the Company says otherwise in a prospectus supplement, the trustee is under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the debt securities unless such holders offer to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred thereby.

     The Trust Indenture Act of 1939 limits the trustee, should it become a creditor to the Company or any guarantor, from obtaining payment of claims in certain cases or realizing certain property received by it in respect to such claims, as security or otherwise. The trustee is permitted to engage in certain other transactions so long as if it acquires any conflicting interest, it must cure the conflict if there occurs an event of default or else it must resign as trustee.

     For information regarding the acceleration of a portion of the principal amount of any original issue discount securities on the occurrence of an event of default, please read the prospectus supplement relating to the issuance of such securities

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     Unless the Company says otherwise in a prospectus supplement, it will be able to discharge its obligations under debt securities and the obligations of any guarantor of debt securities at any time by taking the actions described below. The discharge of all obligations using this process is known as "defeasance." If the Company defeases debt securities, all obligations under the series of debt securities that is defeased will be deemed to have been discharged, except for:

     1. The rights of holders of outstanding debt securities to receive solely from funds deposited for this purpose payments in respect of the principal of, premium, if any, and interest on such debt securities when such payments are due;

     2. The obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities, and the maintenance of an office or agency for payment and money for security payments held in trust;

     3.   The rights, powers, trusts, duties and immunities of the trustee;

     4.   The defeasance provisions of the indenture; and

     5. If the debt security is convertible, the right of the holder to convert the debt security pursuant to the terms of the debt security.

     The Company will also be able to free itself from certain covenants that are described in the indenture by taking the actions described below. This is known as covenant defeasance. If the Company defeases covenants under debt securities, then certain events (not including non-payment, enforceability of any guarantee, bankruptcy and insolvency events) described under "--Events of Default" will no longer constitute an event of default with respect to the debt securities.

     Unless the Company says otherwise in a prospectus supplement, in order to exercise either defeasance or covenant defeasance:

     1. The Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, U.S. government obligations (as defined in the applicable indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm expressed in a written certification thereof delivered to the trustee, to pay and discharge the principal of, premium, if any, and interest on the applicable debt securities on the stated maturity of such principal or installment of principal or interest (or on the "defeasance redemption date" as defined in the prospectus supplement, if when exercising either defeasance or covenant defeasance, the Company has delivered to the trustee an irrevocable notice to redeem all of the outstanding debt securities of the applicable series on the defeasance redemption date);

     2. In the case of defeasance, the Company will deliver to the trustee an opinion of independent counsel in the U.S. confirming that either:

               (a) it has received from, or there has been published by, the Internal Revenue Service a ruling, or

               (b) since the date it issued the applicable debt securities, there has been a change in the applicable federal income tax law the effect of either being that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

     3. In the case of covenant defeasance, the Company will deliver to the trustee an opinion of independent counsel in the U. S. to the effect that the holders of the applicable debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

     4. No default or event of default shall have occurred and be continuing on the date of such deposit or insofar as clause 7 or 8 under the first paragraph under "--Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit;

     5. Such defeasance or covenant defeasance shall not cause the trustee for the applicable debt securities to have a conflicting interest with respect to any securities of the Company or any guarantor;

     6. Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which the Company or any guarantor is a party or by which it is bound;

     7. The Company will deliver to the trustee an opinion of independent counsel to the effect that:

          (a) The trust funds will not be subject to any rights of holders of senior indebtedness or guarantor senior indebtedness, including, without limitation, those arising under the indenture, and

          (b) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     8. The Company will deliver to the trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the debt securities or any guarantee over other creditors or creditors of any guarantor with the intent of defeating, hindering, delaying or defrauding creditors, creditors of any guarantor or others;

     9. No event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the debt securities on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

     10. The Company will deliver to the trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been met.

MODIFICATIONS AND AMENDMENTS

     Unless the Company says otherwise in a prospectus supplement, the Company, any guarantor and the trustee may modify and amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series affected by the modification or amendment. The Company may not, however, modify or amend the indenture without the consent of the holder of each outstanding debt security of all series affected by the modification or amendment affected thereby if the modification or amendment does any of the following:

     1. Changes the stated maturity of the principal of, or any installment of interest on, any debt security;

     2. Reduces the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

     3. Changes the coin or currency in which the principal of any debt security or any premium or the interest thereon is payable;

     4. Impairs the right to institute suit for the enforcement of any such payment after the stated maturity thereof (or in the case of redemption, on or after the redemption date);

     5. Reduces the percentage in principal amount of outstanding debt securities of a series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the indenture or certain defaults or with respect to any guarantee;

     6. Modifies any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage in principal amount of outstanding debt securities required for such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby;

     7. Except as otherwise permitted under "--Consolidation, Merger, Sale of Assets," consents to the assignment or transfer by the Company or any guarantor of any of its rights and obligations under the indenture; or

     8. Amends or modifies any provisions of the indenture relating to the subordination of the debt security or any guarantee in any manner adverse to the holders of the debt securities or any guarantee.

     Unless the Company says otherwise in a prospectus supplement, the Company, any guarantor and the trustee may modify and amend the indenture without the consent of the holders if the modification or amendment does only the following:

     1. Causes each indenture to be qualified under the Trust Indenture Act or adds provisions expressly required under the Trust Indenture Act;

     2. Evidences the succession of another person to the Company, any guarantor or other obligor upon the debt securities and the assumption by any such successor of any covenants or the covenants of any guarantor or other obligor upon the debt securities under the indenture and in the debt securities of any series;

     3. Adds to any covenants or the covenants of any guarantor or other obligor upon the debt securities for the benefit of the holders (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or adds any additional event of default to all or any series of debt securities, or surrenders any right or power conferred upon the Company;

     4.   Secures the debt securities of any series;

     5. Adds or changes any provisions to the extent necessary to facilitate the issuance or administration of debt securities in bearer form or facilitate the issuance or administration of debt securities in global form;

     6. Changes or eliminates any provision affecting only debt securities not yet issued;

     7. Establishes the form or terms of debt securities and guarantees of any series;

     8. Evidences and provides for successor trustees or adds or changes any provisions of such indenture to the extent necessary to permit or facilitate the appointment of a separate trustee or trustees for specific series of debt securities;

     9. Permits payment in respect of debt securities in bearer form in the U.S. to the extent allowed by law;

     10. Makes provisions with respect to any conversion or exchange rights of holders not adverse to the holders of any debt securities of any series then outstanding with such conversion or exchange rights, which provision directly affects any such series, including providing for the conversion or exchange of debt securities into common shares or preferred shares;

     11. Cures any ambiguity, corrects or supplements any provisions which may be defective or inconsistent with any other provision, or makes any other provisions with respect to matters or questions arising under the indenture which shall not be inconsistent with the provisions of the indenture; provided, however, that no such modification or amendment may adversely affect the interest of holders of debt securities of any series then outstanding in any material respect; or

     12. If a debt security of any series is guaranteed, adds a guarantor pursuant to the requirements of the indenture.

     The holders of a majority in aggregate principal amount of the debt securities of a series may waive compliance with certain restrictive covenants and provisions of the indenture with respect to that series.

ORIGINAL ISSUE DISCOUNT

     The Company may issue debt securities under the indentures for less than their stated principal amount. Such securities may be treated as "original issue discount securities" and they may be subject to special tax consequences. In addition, some debt securities that are offered and sold at their stated principal amount may, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. The Company will describe the federal income tax consequences and other special consequences applicable to securities treated as original issue discount securities in the prospectus supplement relating to such securities. "Original issue discount security" means any debt security that:

     .    Does not provide for the payment of interest prior to maturity, or

     . Is issued at a price lower than its face value and provides that upon redemption or acceleration of its stated maturity an amount less than its principal amount shall become due and payable.

NOTICES

     Unless the Company says otherwise in a prospectus supplement, it will send notices to holders of debt securities by mail to the holder's address as it appears in the register.

GOVERNING LAW

     Unless the Company says otherwise in a prospectus supplement, the indenture, the debt securities and any guarantees will be governed by the laws of the State of New York.

CONCERNING THE TRUSTEES

     The Company will identify any relationship that it may have with the trustee for a series of debt securities in a prospectus supplement with respect to particular debt securities.

     The holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of concluding any proceeding for exercising any remedy or power available to the trustee for such series.

     If the trustee knows of an event of default that occurs (and is not cured), the trustee will be required to exercise such of the rights and powers vested in it by the applicable indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to these provisions, no trustee will be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they shall have offered to such trustee security and indemnity satisfactory to it.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

     The Company is a Maryland real estate investment trust. Your rights as a shareholder are governed by the Code of Maryland, including Title 8 of the Corporations and Associations Article, the Company's Declaration of Trust and the Company's Bylaws. The following summary of terms for the shares of beneficial interest is not complete. You should read the Company's Declaration of Trust and Bylaws for more complete information.

AUTHORIZED SHARES

     The Company's Declaration of Trust allows it to issue up to 100 million common shares of beneficial interest, par value $.01 per share, and 20 million preferred shares of beneficial interest, par value $.01 per share. As of February 10, 1999, the Company had 21,607,415 common shares outstanding and no preferred shares outstanding.

     Authority of the Board of Trustees. The Company's Declaration of Trust allows the Board of Trustees to take the following actions without approval by you or other shareholders:

     . classify or reclassify any unissued common shares or preferred shares into one or more classes or series of shares of beneficial interest;

     . set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of shares of beneficial interest; and

     . amend the Declaration of Trust to change the total number of shares of beneficial interest or the number of shares of any class or series of shares of beneficial interest.

However, if there are any laws or stock exchange rules which require the Company to obtain shareholder approval in order for it to take these actions, the Company will contact you and other shareholders to solicit that approval.

     The Company believes that the power of the Board of Trustees to issue additional shares of beneficial interest will provide it with greater flexibility in structuring possible future financings and acquisitions and in meeting other future needs. Although the Board of Trustees does not currently intend to do so, it has the ability to issue a class or series of beneficial share that could have the effect of delaying or preventing a change of control of the Company that might involve a premium price for holders of common shares or otherwise be favorable to them.

     Shareholder Liability. Under Maryland law, you will not be personally liable for any obligation of the Company solely because you are a shareholder of the Company. Under the Declaration of Trust the Company's shareholders are not
personally liable for   the Company's debts or obligations and will not be
subject to any personal liability, in tort, contract or otherwise, to any person in connection with the property or affairs of the Company by reason of being a shareholder..

COMMON SHARES

     All common shares offered through this prospectus will be duly authorized, fully paid and nonassessable. As a shareholder, you will be entitled to receive distributions on the shares you own if the Board of Trustees authorizes a distribution out of the legally available assets of the Company. However, your right to receive these distributions may be affected by the preferential rights of any other class or series of shares of beneficial interest and the provisions of the Company's Declaration of Trust regarding restrictions on the transfer of shares of beneficial interest. For example, you may not receive distributions if no funds are available for distribution after the Company pays dividends to holders of preferred shares. You will also be entitled to receive distributions based on the assets of the Company available for distribution to common shareholders if we liquidate, dissolve or wind-up the Company. The amount you, as an individual shareholder, would receive in the distribution would be determined by your amount of beneficial ownership of the Company in comparison with other beneficial owners. Assets will be available for distribution to shareholders only after the Company has paid all known debts and liabilities of the Company and paid the holders of any preferred shares the Company may issue.

     Voting Rights. Each outstanding common share owned by a shareholder entitles that holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. The right to vote is subject to the provisions of the Company's Declaration of Trust regarding the restriction of the transfer of shares of beneficial interest, which we describe under "Restrictions on Ownership and Transfer," below. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

     As a holder of a common share, you will not have any right to:

     .    convert your shares into any other security;

     .    have any funds set aside for future payments;

     .    require the Company to repurchase your shares; or

     . purchase any securities of the Company, if other securities are offered for sale, other than as a member of the general public.

Subject to the terms of the Declaration of Trust regarding the restrictions on transfer of shares of beneficial interest, each common share has the same dividend, distribution, liquidation and other rights as any other common share.

     According to the terms of the Company's Declaration of Trust, Bylaws, and Maryland law, all matters submitted to the shareholders for approval, except for those matters listed below, are approved if a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present are voted in favor of approval. The following matters require approval other than by a majority of all votes cast:

     1. the intentional disqualification of the Company as a real estate investment trust or revocation of its election to be taxed as a real estate investment trust (which requires the affirmative vote of the holders of two-thirds of the number of common shares outstanding and entitled to vote on such a matter),

     2. the election of trustees (which requires a plurality of all the votes cast at a meeting of shareholders of the Company at which a quorum is present),

     3. the removal of trustees (which requires the affirmative vote of the holders of two-thirds of the number of common shares outstanding and entitled to vote on such a matter),

     4. the amendment of the Declaration of Trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in the Declaration of Trust that require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter),

     5. the dissolution of the Company (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter), and

     6. the merger or consolidation of the Company with another entity or sale of all or substantially all of the property of the Company (which requires the approval of the Board of Trustees and an affirmative vote of a majority of all the votes entitled to be cast on the matter).

     The Company's Declaration of Trust permits the trustees by a two-thirds vote to amend the Declaration of Trust from time to time to qualify as a real estate investment trust under Maryland law without the approval of you or other shareholders. The Declaration of Trust permits the Board of Trustees to amend the Declaration of Trust to change the total number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that the Company has authority to issue without approval by you or other shareholders.

     The common shares are traded on the Nasdaq National Market System under the trading symbol "CARS."

PREFERRED SHARES

     General. Preferred shares may be offered and sold from time to time, in one or more series, as authorized by the Board of Trustees. The Board of Trustees is required by Maryland law and the Declaration of Trust to set for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption. The Board of Trustees has the power to set preferences, powers and rights, voting or other terms of preferred shares that are senior to, or better than, the rights of holders of common shares or other classes or series of preferred shares. The offer and sale of preferred shares could have the effect of delaying or preventing a change of control of the Company that might involve a premium price for holders of common shares or otherwise be favorable to them.

     Terms. You should refer to the prospectus supplement relating to the offering of any preferred shares for specific terms, including the following terms:

     .    the title and stated value of such preferred shares;

     . the number of preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

     . the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of these terms applicable to such preferred shares;

     . the date from which dividends on such preferred shares will accumulate, if applicable;

     . the procedures for any auction and remarketing, if any, for such preferred shares;

     .    the provision for a sinking fund, if any, for such preferred shares;

     .    the provision for redemption, if applicable, of such preferred shares;

     .    any listing of such preferred shares on any securities exchange;

     . the terms and conditions, if applicable, upon which such preferred shares will be convertible into common shares, including the conversion price or rate (or manner of calculation thereof);

     . any other specific terms, preferences, rights, limitations or restrictions of such preferred shares;

     . a discussion of federal income tax consequences applicable to such preferred shares;

     . the relative ranking and preference of such preferred shares as to dividend rights and rights upon liquidation, dissolution or the winding up of the Company's affairs;

     . any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to dividend rights and rights upon liquidation, dissolution or the winding up of the Company's affairs; and

     . any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the Company's status as a real estate investment trust.

     All preferred shares offered through this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

     The terms of any preferred shares the Company issues through this prospectus will be set forth in a supplement or amendment to the Company's Declaration of Trust. The Company will file the supplement or amendment as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus. The description of preferred shares in any prospectus supplement will not describe all of the terms of the preferred shares in detail. You should read the applicable supplement or amendment to the Declaration of Trust for a complete description of all of the terms.

DEPOSITARY SHARES

     General. The Company will deposit the shares of any series of preferred stock represented by depositary shares with a depositary under a deposit agreement. The Company will identify the depositary in a prospectus supplement. Subject to the terms of the deposit agreement, if you own a depositary share, you will be entitled, in proportion to the fraction of a preferred share represented by your depositary share, to all the rights and preferences that you would be entitled to if you owned directly the preferred share represented by your depositary share (including dividend, voting, redemption, subscription and liquidation rights).

     Dividends and Other Provisions. If you are a "record holder" (as defined below) of depositary shares and the Company pays a cash dividend or other cash distribution with respect to the preferred share represented by your depositary share, the depositary will distribute all cash dividends or other cash distributions it receives in respect of preferred shares in proportion to the numbers of depositary shares you owned.

     If the Company makes a distribution in a form other than cash, the depositary will distribute the property it receives to you and all other record holders of depositary shares in an equitable manner, unless the depositary determines that it is not feasible to do so. If the depositary decides it cannot feasibly distribute the property, it may sell such property and distribute the net proceeds from the sale. The amount distributed in any of the foregoing cases may be reduced by any amounts required to be withheld by the Company or the depositary on account of taxes.

     A "record holder" is a person who holds depositary shares on the record date for any dividend, distribution or other action. The record date for depositary shares will be the same as the record date for the preferred stock represented by the shares

     Withdrawal of Preferred Shares. If you surrender your depositary receipts, the depositary will be required to deliver certificates to you evidencing the amount of preferred shares represented by those receipts (but only in whole shares). If you deliver depositary receipts that evidence a number of depositary shares that is greater than the number of whole shares to be withdrawn, the depositary will deliver to you at the same time a new depositary receipt evidencing the fractional shares.

     Redemption of Depositary Shares. If the Company redeems a series of preferred shares represented by depositary shares, the depositary will redeem depositary shares from the proceeds it receives after redemption of the preferred shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary will select shares to be redeemed by lot, pro rata or by any other equitable method it may determine.

     Voting the Preferred Shares. When the depositary receives notice of any meeting at which the holders of preferred shares are entitled to vote, the depositary will mail information contained in the notice to you as a record holder of the depositary shares relating to the preferred shares. You will be entitled to instruct the depositary as to how you would like your votes to be exercised. The depositary will endeavor, insofar as practicable, to vote the number of preferred shares represented by your depositary shares in accordance with your instructions. The Company will agree to take all reasonable action that the depositary may deem necessary to enable the depositary to do this. If you do not send specific instructions the depositary will not vote the preferred shares represented by your depositary shares.

     Amendment and Termination of the Deposit Agreement. The Company and the depositary may amend the form of depositary receipt and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters your rights as a holder of depositary shares will not be effective unless the holders of at least a majority of the depositary shares then outstanding approve the amendment. The deposit agreement will only terminate if

     1.   The Company redeems all outstanding depositary shares or

     2. The Company makes a final distribution in respect of the preferred shares, including in connection with any liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary shares.

     Resignation and Removal of Depositary. The depositary may resign at any time by delivering to the Company notice of its election to do so. Additionally, the Company may remove the depositary at any time. Any resignation or removal will take effect when the Company appoints a successor depositary and the successor accepts the appointment. The Company must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A successor depositary must be a bank or trust company having its principal office in the U. S. and having a combined capital and surplus of at least $50 million.

     Charges of Depositary. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the depositary in connection with the initial deposit of the preferred shares and issuance of depositary receipts, all withdrawals of preferred shares by owners of the depositary shares and any redemption of the preferred shares. You will pay other transfer and other taxes and governmental charges and such other charges as expressly provided in the deposit agreement.

     Miscellaneous. The depositary will forward to you all reports and communications from the Company that the Company is required, or otherwise determines, to furnish to the holders of the preferred shares.

     Neither the Company nor the depositary will be liable under the deposit agreement to you other than for the depositary's gross negligence, willful misconduct or bad faith. Neither the Company nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless satisfactory indemnity is furnished. The Company and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred shares for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     Restrictions on ownership and transfer of shares are important to ensure that the Company meets certain conditions under the Code to qualify as a REIT. For example, the Code contains the following requirements.

     . No more than 50% in value of a REIT's shares may be owned, actually or constructively (based on attribution rules in the Code), by 5 or fewer individuals during the last half of a taxable year or a proportionate part of a shorter taxable year (the "5/50 Rule"). The 5/50 Rule did not apply to the Company's first year as a REIT, but applies for years after 1998. Under the Code, individuals include certain tax-exempt entities except that qualified domestic pension funds are not generally treated as individuals.

     . If a REIT, or an owner of 10% or more of a REIT, is treated as owning 10% or more of a lessee of the REIT's property, the rent received by the REIT from the lessee will not be "qualifying income" for purposes of the REIT gross income tests of the Code.

     . A REIT's stock or beneficial interests must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. The 100 owner rule also did not apply to the Company's first year as REIT, but applies for years after 1998.

The Board of Trustees believes it is essential for the Company to continue to qualify as a REIT. Therefore, the Declaration of Trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding common shares, preferred shares or any other series of capital stock. In this prospectus, the term "Ownership Limitation" is used to describe this provision of the Declaration of Trust.

     Any transfer of common or preferred shares will be null and void, and the intended transferee will acquire no rights in such common shares or preferred shares if the transfer:

     . results in any person owning, directly or indirectly, common shares or preferred shares in excess of the Ownership Limitation;

     . results in the common shares and preferred shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

     . results in the Company being "closely held" (within the meaning of Section 856(h) of the Code); or

     . causes the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Partnership's real property (within the meaning of Section 856 (d) (2)
          (B) of the Code).

     Automatic Transfer of Shares to Trust. With certain exceptions described below, the common shares or preferred shares will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") if any purported transfer of common shares or preferred shares would violate any of the four restrictions above which cause the transfer to be null and void. The transfer to the Share Trust is effective as of the end of the business day before the purported transfer of such common shares or preferred shares. The record holder of the common shares or preferred shares that are designated as Shares-in-Trust (the "Prohibited Owner") must deliver those shares to the Company for registration in the name of the Share Trust. The Company will designate a Share Trustee who is not affiliated with the Company. The beneficiary of the Share Trust (the "Beneficiary") will be one or more charitable organizations named by the Company.

     Any Shares-in-Trust remain issued and outstanding common shares or preferred shares and are entitled to the same rights and privileges as all other shares of the same class or series. The Share Trust receives all dividends and distributions on the Shares-in-Trust and holds such dividends and distributions in trust for the benefit of the Beneficiary. The Share Trustee votes all Shares-in-Trust. The Share Trustee may also designate a permitted transferee of the Shares-in-Trust. The permitted transferee must purchase the Shares-in-Trust for valuable consideration and acquire the Shares-in-Trust without resulting in the transfer being null and void.

     The Prohibited Owner with respect to Shares-in-Trust must pay the Share Trust any dividends or distributions received by the Prohibited Owner (1) that are attributable to any Shares-in-Trust and (2) the record date for which was on or after the date that such shares became Shares-in-Trust. Upon sale or other disposition of the Shares-in-Trust to a permitted transferee, the Prohibited Owner generally will receive from the Share Trustee, the lesser of:

     . the price per share, if any, paid by the Prohibited Owner for the common shares or preferred shares, or if no amount was paid for such shares (e.g., if such shares were received through a gift or devise), the price per share equal to the market price (which is calculated as defined in the Declaration of Trust) on the date the shares were received;

     . the price per share received by the Share Trustee from the sale of such Shares-in-Trust.

     Any amounts received by the Share Trustee in excess of the amounts paid to the Prohibited Owner will be distributed to the Beneficiary. Unless sooner sold to a permitted transferee, upon the liquidation, dissolution or winding up of the Company, the Prohibited Owner generally will receive from the Share Trustee its share of the liquidation proceeds but in no case more than the price per share paid by the Prohibited Owner or, in the case of a gift or devise, the market price per share on the date such shares were received.

     The Shares-in-Trust will be offered for sale to the Company, or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the market price per share on the date of such transfer) or (2) the market price per share on the date that the Company, or its designee, accepts such offer. The Company may accept such offer for a period of ninety days after the later of (1) the date of the purported transfer which resulted in such Shares-in-Trust or (2) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

     Any person who acquires or attempts to acquire common shares or preferred shares which would be null and void under the restrictions described above, or any person who owned common shares or preferred shares that were transferred to a Share Trust, must (1) give immediate written notice to the Company of such event and (2) provide the Company such other information as requested in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

     If a shareholder owns more than 5% of the outstanding common shares and preferred shares, then the shareholder must notify the Company of its share ownership by January 30 of each year.

     The Ownership Limitation generally does not apply to the acquisition of common shares or preferred shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Trustees may exempt a person from the Ownership Limitation under certain circumstances and conditions. The Board may not grant an exemption from the Ownership Limit to any proposed transferee whose ownership, direct or indirect, of shares of beneficial interest of the Company in excess of the Ownership Limit would result in the termination of the Company's status as a REIT. The restrictions described above will continue to apply until (1) the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT, and (2) there is an affirmative vote of two-thirds of the votes entitled to be cast on such matter at a regular or special meeting of the shareholders of the Company.

     The Company has waived the Ownership Limitation with respect to Friedman, Billings, Ramsey Group, Inc. and related persons to permit them to own the common shares.

     The Ownership Limitation could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the common shares or preferred shares or otherwise be in the best interest of the shareholders of the Company. All certificates representing common shares or preferred shares will bear a legend referring to the restrictions described above.

WARRANTS

     Outstanding Warrants. As of February 20, 1999, the Company had warrants outstanding to acquire a total of 3,141,952 common shares. Warrants for a total of 2,691,952 common shares were exercisable by the holders on that date. Warrants for a total of 400,000 common shares will become exercisable for 25% of the common shares each year over a four year period beginning on January 5, 2000. The warrant for the remaining 50,000 common shares will become exercisable beginning on January 31, 2000. The warrants have been issued under written warrant agreements. The exercise price of each outstanding warrant is $15.00 per common share. Warrants for a total of 2,741,952 common shares are for terms of 5 years. Warrants for a total of 400,000 common shares are for terms of 10 years. Each warrant obligates the Company to file a registration statement after the warrant has been exercised by the holder to register the common shares if the holder so requests or if the Company files a registration statement for its own shares.

     New Warrants. The Company may issue additional warrants for the purchase of common shares or preferred shares. If the Company offers warrants, it will describe the terms in a prospectus supplement. Warrants may be offered independently, together with other securities offered by any prospectus supplement, or through a dividend or other distribution to shareholders and may be attached to or separate from other securities. Warrants may be issued under a written warrant agreement to be entered into between the Company or the holder or beneficial owner, or the Company could issue warrants pursuant to a written warrant agreement with a warrant agent. A warrant agent would act solely as an agent of the Company in connection with the warrants of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of such warrants.

     The following are some of the warrant terms that could be described in a prospectus supplement:

     .    the title of the warrant;

     .    the aggregate number of warrants;

     .    the price or prices at which the warrant will be issued;

     . the designation, number and terms of the preferred shares or common shares that may be purchased on exercise of the warrant;

     . the designation and terms of any other securities that may be purchased on exercise of the warrant;

     . the date, if any, on and after which such warrant and the related securities will be separately transferable;

     . the price at which each security purchasable on exercise of the warrant may be purchased;

     . the date on which the right to purchase the securities purchasable on exercise of the warrant will begin and end;

     . the minimum or maximum number of securities that may be purchased at any one time;

     .    any anti-dilution protection;

     .    information with respect to book-entry procedures, if any;

     .    a discussion of certain federal income tax considerations; and

     . any other warrant terms, including terms relating to transferability, exchange or exercise of the warrant.

REGISTRATION RIGHTS AGREEMENTS

     Under various agreements, including the Partnership's partnership agreement, the Company has agreed to file a registration statement that covers:

     . the resale of common shares upon exchange of units that were issued in private placements at the time of and since the Company's formation; and

     .    the resale of common shares upon exercise of warrants.

     The Company must use its best efforts to maintain the effectiveness of these registration statements. The exchange of outstanding securities for common shares will increase the number of outstanding common shares and will increase the Company's percentage ownership interest in the Partnership.

CERTAIN PROVISIONS OF MARYLAND LAW AND THE DECLARATION OF TRUST AND BYLAWS

     The following summary of certain provisions of the Maryland General Corporation Law and the Company's Declaration of Trust and Bylaws is not complete. You should read Maryland General Corporation Law and the Company's Declaration of Trust and Bylaws for more complete information. The business combination provisions and the control share acquisition provisions of Maryland law, both of which are discussed below, could have the effect of delaying or preventing a change in control of the Company. Also, the removal of trustees provisions of the Declaration of Trust and the advance notice provisions of the Bylaws could have the effect of delaying or preventing a transaction or a change in control of the Company. These provisions could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer, even if the offer contains a premium price for holders of common shares or otherwise benefits shareholders.

     Business Combinations. Maryland General Corporation Law prohibits the Company from entering into "business combinations" and other corporate transactions unless special actions are taken. The business combinations that require such special actions include a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities when the combination is between the Company and an "interested shareholder" (as defined below). An interested shareholder is (1) any person who beneficially owns 10% or more of the voting power of the Company's shares or (2) any affiliate of the Company which beneficially owned 10% or more of the voting power of the Company's shares within 2 years prior to the date in question. We may not engage in a business combination with an interested shareholder or any of its affiliates for 5 years after the interested shareholder becomes an interested shareholder. This prohibition does not apply to business combinations involving the Company that are exempted by the Board of Trustees before the interested shareholder becomes an interested shareholder.

     We may engage in business combinations with an interested shareholder if at least 5 years have passed since the person became an interested shareholder, but only if the transaction is:

     1.   recommended by the board of trustees; and

     2.   approved by at least

          a.   80% of the Company's outstanding shares entitled to vote, and

          b. two-thirds of the Company's outstanding shares entitled to vote that are not held by the interested shareholder.

     Shareholder approval will not be required if the Company's common shareholders receive a minimum price (as defined in the statute) for their shares and the Company's shareholders receive cash or the same form of consideration as the interested shareholder paid for its shares.

     Control Share Acquisitions. The Company's Declaration of Trust exempts acquisitions of the Company's shares of beneficial interest by any person from "control share acquisition" requirements discussed below. There is no assurance that such exemption will not be amended or eliminated in the future. If the exemption was eliminated, "control share acquisitions" would be subject to the following provisions.

     The Maryland General Corporation Law provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights unless two-thirds of the shareholders (excluding shares owned by the acquirer, the officers and trustees who are employees of the Company) approve their voting rights.

     "Control Shares" are shares that, if added with all other shares previously acquired, would entitle that person to vote, in electing the trustees,

     .    20% or more but less than one-third of such shares

     .    one-third or more but less than a majority of such shares, or

     .    a majority of the outstanding shares.

     Control shares do not include shares the acquiring person is entitled to vote with shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     If this provision becomes applicable to the Company, a person who has made or proposes to make a control share acquisition could, under certain circumstances, compel the Company's board of trustees to call a special meeting of shareholders to consider the voting rights of the control shares. The Company could also present the question at any shareholders meeting on its own.

     If this provision becomes applicable to the Company, subject to certain conditions and limitations, the Company would be able to redeem any or all control shares. If voting rights for control shares were approved at a shareholders meeting and the acquirer is entitled to vote a majority of the shares entitled to vote, all other shareholders could exercise appraisal rights and exchange their shares for a fair value as defined by statute.

     Limitation of Liability of Trustees and Officers. The Company's Declaration of Trust provides that, to the fullest extent that limitations on the liability of trustees and officers are permitted by the Maryland General Corporation Law, no trustee or officer shall be liable to the Company or its shareholders for money damages. The Maryland General Corporation Law provides that the Company may restrict or limit the liability of trustees or officers for money damages except

     . to the extent anyone actually received an improper benefit or profit in money property or services, or

     . a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action was material to the cause of action adjudicated and the action or failure to act was the result of bad faith or active and deliberate dishonesty.

     Indemnification of Trustees and Officers.    The Company's Declaration of
Trust and Bylaws permit the Company to indemnify any of its employees or agents. The Bylaws require the Company to indemnify each trustee or officer who has been successful in defending any proceeding to which he or she is made a party by reason of his or her service to the Company. The Company has also entered into separate indemnification agreements with each of its trustees and certain of its executive officers. The agreements require that the Company indemnify its trustees and officers to the fullest extent permitted by Maryland General Corporation Law. The agreements also require the Company to indemnify and advance all expenses incurred by trustees and officers seeking to enforce their indemnification agreements. The Company must also cover trustees and officers under its trustees' and officers' liability insurance. Although the form indemnification agreement offers substantially the same scope of coverage as the Company's Declaration of Trust and Bylaws, the agreements provide greater assurance to the trustees and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Trustees or by the Company's shareholders.

     The Maryland General Corporation Law provides that the Company may indemnify trustees and officers unless

     . the trustee actually received an improper benefit or profit in money property or services,

     . the act or omission of the trustee was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or

     . in a criminal proceeding, the trustee had reasonable cause to believe that the act or omission was unlawful.

     The Company's Bylaws require, as a condition to advancing expenses, (1) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company and
(2) a written affirmation to repay the amount paid by the Company if it is determined that the trustee or officer was not entitled to indemnification.

     Maryland Asset Requirements. To maintain the Company's qualification as a Maryland real estate investment trust, the Company must hold, either directly or indirectly, at least 75% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short-term securities and receivables. The Company is also prohibited from using or applying land for farming, agricultural, horticultural or similar purposes.

     Meetings of Shareholders. The Company's Bylaws provide for annual meetings of shareholders to elect the board of trustees and transact such other business as may properly be brought before the meeting. Special meetings of shareholders may be called by the President, the board of trustees or the Chairman of the Board and shall be called at the request in writing of the holders of 50% or more of the outstanding shares of beneficial interest of the Company entitled to vote.

     The Bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken by unanimous written consent without a meeting. The written consent must, among other items, specify the action to be taken and be signed by each shareholder entitled to vote on the matter.

TRANSFER AGENT AND REGISTRAR

     The Company's transfer agent and registrar for the common shares is American Stock Transfer & Trust Company. The Company will identify the transfer agent and registrar for any preferred securities issued through this prospectus in a prospectus supplement.

                   DESCRIPTION OF THE PARTNERSHIP AGREEMENT

     The following summary of the Partnership Agreement of Capital Automotive L.P., as currently in effect, including the descriptions of certain provisions described elsewhere in this prospectus, is qualified in its entirety by reference to the Partnership Agreement. The Company has filed the Partnership Agreement as an exhibit to a registration statement filed with the SEC. You should read the Partnership Agreement for a complete description of all the terms.

MANAGEMENT

     The Partnership was formed as a Delaware limited partnership in October 1997. The Company is the sole general partner and the holder of a majority of the units of the Partnership. Under the Partnership Agreement, the Company has full, exclusive and complete responsibility and discretion in the management and control of the Partnership, subject to certain limited exceptions. The limited partners of the Partnership generally have no authority to participate in or exercise control or management power over the business and affairs of the Partnership.

INDEMNIFICATION

     The Partnership provides for indemnification of the Company, as general partner, its officers and trustees and such other persons the Company may designate to the same extent indemnification is provided in the Declaration of Trust. The liability of the Company and its officers and trustees to the Partnership are limited to the same extent as under the Declaration of Trust.

TRANSFERABILITY OF INTERESTS

     The Partnership Agreement generally provides that the Company may not voluntarily withdraw from the Partnership, or transfer or assign its interest in the Partnership. The limited partners, on the other hand, may transfer their units if the Partnership consents and the transfer does not violate federal and state securities laws or REIT qualification rules under the Code. The limited partners may also transfer units to a qualified transferee as described in the Partnership Agreement. Both the Company and the Partnership have a right of first refusal in the case of transfer by the limited partners. No transferee may become a substituted limited partner without the Partnership's consent.

EXTRAORDINARY TRANSACTIONS

     Under the Partnership Agreement, the Company may not (1) engage in any merger, consolidation or other combination, (2) sell all or substantially all of its assets, or (3) reclassify, recapitalize or change its outstanding common shares. These transactions will be referred to as business combinations. The Company may not participate in a business combination unless the holders of units will receive the same consideration per unit or preferred unit, if any, as shareholders receive per common share or preferred share, and no more than 75% of the equity securities of the acquiring person will be owned by the Company or related persons. If there is an offer to purchase, tender or exchange common shares, each holder of units will be able to exchange its units for the greatest amount of cash, securities or property that a limited partner would have received had he redeemed his units, and then accepted the sale, tender or exchange offer for those shares.

     The Company can merge into or consolidate with another person if immediately after the merger or consolidation substantially all of the assets of the successor person are contributed to the Partnership as a capital contribution in exchange for units and the surviving person agrees to assume the obligations of the general partner.

OFFERS AND SALES OF ADDITIONAL UNITS

     The Partnership has and will continue to issue additional units. The Partnership may also issue additional units representing general partnership interests, common limited partnership interests or preferred limited partnership interests of any class or series, with such rights, powers and preferences as the general partner sets.

CAPITAL CONTRIBUTIONS AND ADDITIONAL FUNDS

     If the Partnership requires additional funds at any time, then the Company, to the extent consistent with its REIT status, may borrow such funds from a lender and lend such funds to the Partnership on comparable loan terms. The Company may also give the Partnership additional funds by making additional capital contributions in return for units. If the Company sells additional securities, the Company will contribute the net proceeds to the Partnership by making additional capital contributions. If the Company contributes additional capital to the Partnership, its limited partnership interest in the Partnership will increase on a proportionate basis based upon the amount of the additional capital. If the additional capital contribution arises from the sale of securities, the Company will receive units of limited partnership interest with rights comparable to the rights of the securities that were sold by the Company. If the Company's limited partnership interest increases, the limited partnership interests of the limited partners will decrease proportionately.

LIMITED PARTNER REDEMPTION RIGHTS

     Under the Partnership Agreement, each limited partner has the right to require the Partnership to redeem part or all of his units for cash after a specified holding period that is at least one year from the date such units were first acquired by the limited partner. The Company may elect to assume the obligations of the Partnership and may acquire the units for common shares on a one-for-one basis. The Partnership can refuse or delay a redemption if it would cause any person to violate any ownership limitation or provision of the Declaration of Trust or otherwise jeopardize the Company's status as a REIT.
See "Description of Shares of Beneficial Interest--Restrictions on Ownership and Transfer." The holders of units have been given registration rights requiring the Company to register the re-sale of any common shares issued in exchange for units.

TAX MATTERS

     As provided in the Partnership Agreement, the Company is the tax matters partner of the Partnership. Accordingly, the Company makes whatever tax elections must be made under the Code. The net income or net loss of the Partnership will generally be allocated to the Company and the limited partners in accordance with priorities of distribution. See "Federal Income Tax Consequences-Tax Aspects of the Company's Investments in the Partnership and Subsidiary Partnerships."

DISTRIBUTIONS

     Subject to the terms of any preferred units, the Partnership distributes cash on a quarterly basis (or if the Company elects more frequently), to its limited partners on a pro rata basis.

OPERATIONS

     The Partnership Agreement requires that the Partnership be operated in a manner that will enable the Company to satisfy the requirements for classification as a real estate investment trust and to ensure that the Partnership will not be classified as a publicly-traded partnership under the Code. Under the Partnership Agreement, subject to certain exceptions, the Partnership will also assume and pay when due, or reimburse the Company for payment of, all costs and expenses relating to the ownership of interests in and operation of the Partnership.

DUTIES AND CONFLICTS

     The Partnership Agreement provides generally that all business activities must be conducted through the Partnership.

TERM

     The term of the Partnership continues until December 31, 2073, or until sooner dissolved upon the occurrence of certain other events.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following sections summarize the federal income tax issues that you, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "--Taxation of Tax-Exempt Shareholders" below), financial institutions and broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "--Taxation of Non-U.S. Shareholders" below).

     The statements in this section are based on the current federal income tax laws governing the Company's qualification as a REIT. The Company cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

     THE COMPANY URGES YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF REDEEMING YOUR UNITS AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH INVESTMENT AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     The Company will elect to be taxed as a REIT under the federal income tax laws when it files its 1998 tax return. The Company has operated in a manner intended to qualify as a REIT and it intends to continue to operate in that manner. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

     In the opinion of the Company's tax counsel, Wilmer, Cutler & Pickering,
(1) the Company will qualify as a REIT under sections 856 through 859 of the Code with respect to the Company's first taxable year ended December 31, 1998; and (2) the Company is organized in conformity with the requirements for qualification as a REIT under the Code and its current method of operation will enable it to meet the requirements for qualification as a REIT for the current taxable year and for future taxable years. With respect to its current and future years, however, the Company's status as a REIT at any time is dependent, among other things, upon its meeting certain requirements throughout the year as a whole. You should be aware that opinions of counsel are not binding on the IRS or any court. Wilmer, Cutler & Pickering based this opinion on various assumptions and factual representations made by the Company. The Company's qualification as a REIT depends on its ability to meet, on a continuing basis, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that the Company earns from specified sources, the percentage of its assets that fall within certain categories, the diversity of its share ownership, and the percentage of its earnings that it distributes. We describe the REIT qualification tests in more detail below. Wilmer, Cutler & Pickering will not monitor the Company's compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, no assurance can be given that the Company's actual operating results will satisfy the qualification tests. For a discussion of the tax treatment of the Company and its shareholders if the Company fails to qualify as a REIT, see "--Failure to Qualify."

     If the Company qualifies as a REIT, it generally will not be subject to federal income tax on the taxable income that it distributes to its shareholders. The benefit of that tax treatment is that it avoids the "double taxation" (i.e., at both the corporate and stockholder levels) that generally results from owning stock in a corporation. However, the Company will be subject to federal tax in the following circumstances:

 .    the Company will pay federal income tax on taxable income (including net capital gain) that it does not distribute to its shareholders during, or within a specified time period after, the calendar year in which the income is earned;

 .    the Company may be subject to the " alternative minimum tax" on any items of tax preference that it does not distribute or allocate to its shareholders;

 .    the Company will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that it holds primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property;

 .    the Company will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that it holds primarily for sale to customers in the ordinary course of business ("prohibited transactions");

 .    if the Company fails to satisfy the 75% gross income test or the 95% gross income test (as described below under "--Requirements for Qualification -- Income Tests"), and nonetheless continues to qualify as a REIT because it meets certain other requirements, it will pay a 100% tax on (i) the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by (ii) a fraction intended to reflect its profitability;

 .    if the Company fails to distribute during a calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, it will pay a 4% excise tax on the excess of such required distribution over the amount it actually distributed;

 .    the Company may elect to retain and pay income tax on its net long-term capital gain; or

 .    if the Company acquires any asset from a C corporation (i.e.,  a corporation generally subject to full corporate-level tax) in a merger or other transaction in which it acquires a "carryover" basis in the asset (i.e., basis determined by reference to the C corporation's basis in the asset (or another asset)), it will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of such asset during the 10-year period after it acquires such asset. The amount of gain on which it will pay tax is the lesser of (i) the amount of gain that it recognizes at the time of the sale or disposition and (ii) the amount of gain that it would have recognized if it had sold the asset at the time it acquired the asset. The rule described in this paragraph will apply assuming that the Company makes an election under IRS Notice 88-19 upon its acquisition of an asset from a C corporation.

REQUIREMENTS FOR REIT QUALIFICATION

     In order to qualify as a REIT, the Company must be a corporation, trust or association that meets the following requirements:

     1.   it is managed by one or more trustees or directors;

     2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

     3. it would be taxable as a domestic corporation, but for sections 856 through 860 of the Code;

     4. it is neither a financial institution nor an insurance company subject to certain provisions of the Code;

     5. at least 100 persons are beneficial owners of its shares or ownership certificates;

     6. not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the "5/50 Rule");

     7. it elects to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met to elect and maintain REIT status;

     8. it uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the Code and the related Treasury Regulations; and

     9. it meets certain other qualification tests, described below, regarding the nature of its income and assets.

     The Company must meet requirements 1 through 4 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company was not required to meet requirements 5 and 6 during 1998. If the Company complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and has no reason to know that it violated the 5/50 Rule, it will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code section 401(a), and beneficiaries of such a trust will be treated as holding shares of the Company in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

     The Company believes it has issued sufficient common shares with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, the Company's Declaration of Trust restricts the ownership and transfer of the common shares so that the Company should continue to satisfy requirements 5 and 6. The provisions of the Declaration of Trust restricting the ownership and transfer of the common shares are described in "Description of Shares of Beneficial Ownership--Restrictions on Ownership and Transfer."

     The Company currently has several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" of the Company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of the Company. The Company believes its direct corporate subsidiaries are qualified REIT subsidiaries. Accordingly, they are not subject to federal corporate income taxation, though they may be subject to state and local taxation.

     A REIT is treated as owning its proportionate share of the assets of any partnership in which it is a partner and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, the Company"s proportionate share of the assets, liabilities and items of income of the Partnership and of any other partnership (or limited liability company treated as a partnership) in which the Company has acquired or will acquire an interest, directly or indirectly (a "Subsidiary Partnership"), are treated as assets and gross income of the Company for purposes of applying the various REIT qualification requirements.

INCOME TESTS

     The Company must satisfy two gross income tests annually to maintain its qualification as a REIT:

 .    At least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income (the "75% gross income test"). Qualifying income for purposes of the 75% gross income test includes "rents from real property," interest on debt secured by mortgages on real property or on interests in real property, and dividends or other distributions on and gain from the sale of shares in other REITs; and

 .    At least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the "95% gross income test").

The following paragraphs discuss the specific application of these tests to the Company.

     Rental Income. The Partnership's primary source of income derives from leasing properties to dealer groups. The leases generally are on a "triple-net" basis, which require the lessees to pay substantially all expenses associated with the operation of the properties, such as real estate taxes, insurance, utilities, services, maintenance and other operating expenses and any ground lease payments.

     Rents under the leases will constitute "rents from real property" only if the leases are treated as true leases for federal income tax purposes and are not treated as service contracts, joint ventures, financing arrangements or some other type of arrangement. The determination of whether the leases are true leases depends on an analysis of all surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (1) the intent of the parties; (2) the form of the agreement; (3) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); (4) the extent to which the property owner retains the risk of loss with respect to the operation of the property (e.g., whether the lessee bears the risks of increases in operating expenses or the risk of damage to the property); and (5) the extent to which the property owner retains the burdens and benefits of ownership of the property.

     Capital Automotive Group believes that each lease will be treated as a true lease for federal income tax purposes. Such belief is based, in part, on the following facts:

     1. Capital Automotive Group and the lessees intend for the relationship with the Partnership to be that of a lessor and lessee and such relationship will be documented by lease agreements;

     2. the lessees will have the right to exclusive possession and use and quiet enjoyment of the properties during the term of the leases;

     3. the lessees will bear the cost of, and be responsible for, day-to-day maintenance and repair of the properties, and will dictate how the properties are operated, maintained, and improved;

     4. the lessees will bear all of the costs and expenses of operating the properties during the terms of the leases;

     5. the lessees will benefit from any savings in the costs of operating the properties during the terms of the leases;

     6. the lessees will generally indemnify Capital Automotive Group against all liabilities imposed on Capital Automotive Group during the term of the leases by reason of (a) injury to persons or damage to property occurring at the properties, or (b) the lessees' use, management, maintenance or repair of the properties;

     7. the lessees are obligated to pay fixed rent for the period of use of the properties;

     8. the lessees stand to reap substantial gains (or incur substantial losses) depending on how successfully they operate the properties;

     9. the useful lives of the properties are significantly longer than the terms of the leases; and

     10. Capital Automotive Group will receive the benefit of increases in value, and will bear the risk of decreases in value, of the properties during the terms of the leases.

     If the IRS were to challenge successfully the characterization of the leases as true leases, the Partnership would not be treated as the owner of the property in question for federal income tax purposes and the Partnership would lose tax depreciation and cost recovery deductions with respect to such property, which in turn could cause the Company to fail to qualify as a REIT. See "--Distribution Requirements."

     Shareholders should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially similar to those contained in the leases that address whether such leases constitute true leases for federal income tax purposes. If the leases are recharacterized as financing arrangements or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose REIT status. Capital Automotive Group received an opinion of counsel at the time of its initial public offering that the leases entered into at that time were true leases. That opinion is not binding on the IRS. Capital Automotive Group will use its best efforts to structure any leasing transaction for properties acquired in the future such that the lease will be characterized as a "true lease " and the Partnership will be treated as the owner of the property in question for federal income tax purposes and has generally entered into leases substantially similar to those entered into at the time of the initial public offering. The Company will not seek an advance ruling from the IRS and does not intend to seek an opinion of counsel that it will be treated as the owner of any other leased properties for federal income tax purposes, and thus there can be no assurance that future leases will be treated as true leases for federal income tax purposes.

     In addition, rent that the Partnership receives from real property that it owns and leases to lessees will qualify as "rents from real property" (which is qualifying income for purposes of the 75% and 95% gross income tests) only if several conditions are met under the REIT tax rules:

 .    The rent must not be based, in whole or in part, on the income or profits of any person although, generally, rent may be based on a fixed percentage or percentages of receipts or sales. The Partnership has not entered into any lease based in whole or part on the net income of any person and does not anticipate entering into such arrangements.

 .    Neither the Company nor someone who owns 10% or more of the Company's shares may own 10% or more of a lessee from whom the Partnership receives rent. The ownership of the Company and a lessee is determined based on direct, indirect and constructive ownership. The constructive ownership rules generally provide that if 10% or more in value of the shares of the Company are owned, directly or indirectly, by or for any person, the Company is considered as owning the shares owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are highly complex and difficult to apply, and the Partnership may inadvertently enter into leases with lessees who, through application of such rules, will constitute "Related Party Tenants." In such event, rent paid by the Related Party Tenant will not qualify as "rents from real property," which may jeopardize the Company's status as a REIT. The Partnership will use its best efforts not to rent any property to a Related Party Tenant (taking into account the applicable constructive ownership rules), unless the Company determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize the Company's status as a REIT. The Company believes that the Partnership has not leased property to any Related Party Tenant.

 .    The rent attributable to any personal property leased in connection with a lease of property is no more than 15% of the total rent received under the lease. In general, the Partnership has not leased personal property under its current leases. If any incidental personal property has been leased, Capital Automotive Group believes that rent from the personal property would be less than 15% of total rent from that lease. If the Partnership were to lease personal property in connection with a future lease, Capital Automotive Group intends to satisfy the 15% test described above.

 .    Capital Automotive Group generally must not operate or manage its property or furnish or render services to its lessees, other than through an "independent contractor" who is adequately compensated and from whom Capital Automotive Group does not derive revenue. Capital Automotive Group may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, Capital Automotive Group may render directly a de minimis amount of "non-customary" services to the lessees of a property without disqualifying the income as "rents from real property," as long as its income from the services does not exceed 1% of its income from the related property. Capital Automotive Group has not provided services to leased properties itself or through an independent contractor. In the future, Capital Automotive Group intends that any services provided will not cause rents to be disqualified as rents from real property.

     Based on the foregoing, the Company believes that rent from leases should qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. As described above, however, there can be no complete assurance that the IRS will not assert successfully a contrary position and, therefore, prevent the Company from qualifying as a REIT.

     On an ongoing basis, the Company will use its best efforts not to cause the Partnership to:

 .    charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above);

 .    rent any property to a Related Party Tenant (taking into account the applicable constructive ownership rules), unless the Company determines in its discretion that the rent received from such Related Party Lessee is not material and will not jeopardize the Company's status as a REIT;

 .    derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); and

 .    perform services considered to be rendered to the occupant of the property, unless such services generate rents not in excess of 1% of all amounts received or accrued during the taxable year with respect to such property, other than through an independent contractor from whom the Company derives no revenue or if the provisions of such services will not jeopardize the Company's status as a REIT.

Because the Code provisions applicable to REITs are complex, however, the Company may fail to meet one or more of the foregoing.

     Interest Income. Capital Automotive Group may offer financing to dealer groups for the development of property used by dealerships and earn interest with respect to such financings. For purposes of the 75% and 95% gross income tests, amounts received or accrued (directly or indirectly), which are based in whole or in part on the income or profits of any person are generally not treated as interest. An amount received or accrued will generally be treated as interest even if it is based (1) on a fixed percentage or percentages of receipts or sales or (2) on the income or profits of a debtor if the debtor derives substantially all of its gross income from the related property through the leasing of substantially all of its interests in the property, but only to the extent the amounts received by the debtor would be characterized as "rents from real property" if received by a REIT. Furthermore, to the extent that interest from a loan that is based on the cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property, which generally is qualifying income for purposes of the 75% and 95% gross income tests.

     Interest on obligations secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income tests. However, if Capital Automotive Group receives interest income with respect to a loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date Capital Automotive Group acquired the loan, the interest income from the loan will be apportioned between the real property and the other property. This apportionment may cause the Company to recognize income that is not qualifying income for purposes of the 75% gross income test. The Company intends to structure any such financing arrangement such that it will continue to qualify as a REIT.

     Tax on Income From Property Acquired in Foreclosure. The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected to the production of such income. "Foreclosure property" is any real property (including interests in real property) and any personal property incident to such real property:

 .    that is acquired by a REIT at a foreclosure sale, or having otherwise become the owner or in possession of the property by agreement or process of law, after a default (or imminent default) on a lease of such property or on an indebtedness owed to the REIT secured by the property;

 .    for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated; and

 .    for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where it takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Generally, property acquired as described above ceases to be foreclosure property on the earlier of:

 .    the last day of the third taxable year following the taxable year in which the Partnership acquired the property (or longer if an extension is granted by the Secretary of the Treasury);

 .    the first day on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test;

 .    the first day on which any construction takes place on such property
     (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent); or

 .    the first day that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT

     (other than through an independent contractor from whom the REIT itself does not derive or receive any income).

     Tax on Prohibited Transactions. A REIT will incur a 100% tax on net income derived from any "prohibited transaction." A "prohibited transaction" generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Capital Automotive Group believes that none of its assets is held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, Capital Automotive Group will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when an asset sale will not be characterized as a prohibited transaction. Capital Automotive Group may fail to comply with such safe-harbor provisions or may own property that could be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

     Relief from Consequences of Failing to Meet Income Tests. If the Company fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it qualifies for relief under certain provisions of the Code. Those relief provisions generally will be available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. The Company may not qualify for the relief provisions in all circumstances. In addition, as discussed above in "--Taxation of the Company," even if the relief provisions apply, the Company would incur a 100% tax on gross income to the extent it fails the 75% and 95% gross income tests (whichever amount is greater), multiplied by a fraction intended to reflect its profitability.

ASSET TESTS

     To maintain its qualification as a REIT, the Company also must satisfy two asset tests at the close of each quarter of each taxable year:

 .    At least 75% of the value of its total assets must consist of cash or cash items (including certain receivables), government securities, "real estate assets," or qualifying temporary investments (the "75% asset test").

          * "Real estate assets" include interests in real property, interests in mortgages on real property and stock in other REITs. The Company believes that the properties qualify as real estate assets.

          * "Interests in real property" includes an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property).

          * Qualifying temporary investments are investments in stock or debt instruments during the one-year period following the Company's receipt of new capital that it raises through equity or long-term (at least five-year) debt offerings.

 .    For investments not included in the 75% asset test, (A) the value of its interest in any one issuer's securities (which does not include its equity ownership of other REITs, the Partnership or any qualified REIT subsidiary) may not exceed 5% of the value of its total assets (the "5% asset test") and (B) the Company may not own more than 10% of any one issuer's outstanding voting securities which does not include its equity ownership in other REITs, the Partnership or any qualified REIT subsidiary (the "10% asset test").

The Company intends to select future investments so as to comply with the asset tests.

     If the Company failed to satisfy the asset tests at the end of a calendar quarter, it would not lose its REIT status if (i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If the Company did not satisfy the condition described in clause (ii) of the preceding sentence, it still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

DISTRIBUTION REQUIREMENTS

     Each taxable year, the Company must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to its shareholders as follows:

 .    an aggregate amount at least equal to (1) the sum of 95% of (A) its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain or loss) and (B) its net income (after tax), if any, from foreclosure property, minus (2) certain items of non-cash income.
                                     -----

 .    at least 95% of the built-in gain (after tax), if any, recognized on the disposition of any asset acquired from a C corporation in a carryover basis transaction during its Recognition Period (pursuant to Treasury regulations which have not yet been promulgated).

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

The Company must pay such distributions in the taxable year to which they relate, or in the following taxable year if it declares the distribution before it timely files its federal income tax return for such year and pays the distribution on or before the first regular dividend payment date after such declaration.

     The Company will pay federal income tax on taxable income (including net capital gain) that it does not distribute to shareholders. Furthermore, it will incur a 4% nondeductible excise tax if it fails to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods. The excise tax is on the excess of such required distribution over the amounts it actually distributed. The Company may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. See "--Taxation of Taxable U.S. Shareholders." For purposes of the 4% excise tax, it will be treated as having distributed any such retained amount. The Company has made, and the Company intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

     It is possible that, from time to time, the Company may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, the Company may not deduct recognized capital losses from its "REIT taxable income." Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, the Company may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, it may need to borrow funds or issue preferred shares or additional common shares.

     The Company intends to calculate its "REIT taxable income" based upon the conclusion that the Partnership is the owner for federal income tax purposes of all of the properties. As a result, the Company expects that depreciation deductions with respect to all such properties will reduce its "REIT taxable income." If the IRS were to successfully challenge this position, the Company might be deemed retroactively to have failed to meet the distribution requirement and would have to rely on the payment of a "deficiency dividend" in order to retain its REIT status.

     Under certain circumstances, the Company may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year. The Company may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although the Company may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest to the IRS based upon the amount of any deduction it takes for deficiency dividends.

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

PARTNERSHIP ANTI-ABUSE RULE

     The United States Treasury Department has issued a regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code that authorizes the IRS, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the IRS deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the partnership provisions. The Anti-Abuse Rule states that the partnership provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the partnership provisions.

     The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partner interest.
The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, the limited partners have the right, beginning one year after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT shares (at the corporation's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions and, thus, cannot be recast by the IRS. Based on the foregoing, the Company believes that the Anti-Abuse Rule will not have any adverse impact on the Company's ability to qualify as a REIT. However, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the IRS is authorized to take appropriate enforcement action, including disregarding the Partnership for federal tax purposes or treating one or more of its partners as non-partners. Any such action potentially could jeopardize the Company's status as a REIT.

RECORD KEEPING REQUIREMENTS

     The Company must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, it must request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding stock. The Company has complied, and the Company intends to continue to comply, with such requirements.

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

FAILURE TO QUALIFY

     If the Company failed to qualify as a REIT in any taxable year, and no relief provision applied, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In calculating its taxable income in a year in which it failed to qualify as a REIT, the Company would not be able to deduct amounts paid out to shareholders. In fact, the Company would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of its current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. Unless the Company qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. The Company cannot predict whether in all circumstances it would qualify for such statutory relief.

TAXATION OF SHAREHOLDERS

     Taxation of Taxable U.S. Shareholders. As long as the Company qualifies as a REIT, a taxable "U.S. shareholder" must take into account distributions out of the Company's current or accumulated earnings and profits (and that it does not designate as capital gain dividends or retained long-term capital gain) as ordinary income. A U.S. Stockholder will not qualify for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of common Shares that for U.S. federal income tax purposes is

 .    a citizen or resident of the United States,

 .    a corporation, partnership, or other entity created or organized in or under the laws of the United States or of a political subdivision thereof,

 .    an estate whose income is subject to U.S. federal income taxation regardless of its source, or

 .    any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

     A U.S. shareholder will recognize distributions that the Company designates as capital gain dividends as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the U.S. shareholder has held its common shares. Subject to certain limitations, the Company will designate its capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

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

     The Company may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of the Company's undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax the Company paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of the Company's undistributed long-term capital gain, minus its share of the tax the Company paid.

     A U.S. shareholder will not incur tax on a distribution in excess of the Company's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. shareholder's common shares. Instead, such distribution will reduce the adjusted basis of such common shares. A U.S. shareholder will recognize a distribution in excess of both the Company's current and accumulated earnings and profits and the U.S. shareholder's adjusted basis in its common shares as long-term capital gain (or short-term capital gain if the common shares have been held for one year or less), assuming the common shares are a capital asset in the hands of the U.S. shareholder. In addition, if the Company declares a distribution in October, November, or December of any year that is payable to a U.S. Stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by the Company and received by the U.S. shareholder on December 31 of such year, provided that the Company actually pays the distribution during January of the following calendar year. The Company will notify U.S. shareholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

     Taxation of U.S. Shareholders on the Disposition of the Common Shares. In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the common shares as long-term capital gain or loss if the U.S. shareholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from the Company that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss a U.S. shareholder realizes upon a taxable disposition of the common shares may be disallowed if the U.S. shareholder purchases additional common shares within 30 days before or after the disposition.

     Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., depreciable real property) is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that the Company designates as capital gain dividends and any retained capital gain that it is deemed to distribute, the Company may designate (subject to certain limits) whether such a distribution is taxable to its non-corporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A U.S. shareholder required to include retained long-term capital gains in income will be deemed to have paid, in the taxable year of the inclusion, its proportionate share of the tax paid by the Company in respect of such undistributed net capital gains. U.S. shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such shareholders. U.S. shareholders will increase their basis in their common shares by the difference between the amount of such includible gains and the tax deemed paid by the U.S. shareholder in respect of such gains. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

     Information Reporting Requirements and Backup Withholding. The Company will report to its shareholders and to the IRS the amount of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions unless such holder
(1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. The Treasury Department has issued final regulations regarding the backup withholding rules as applied to Non-U.S. shareholders. Those regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1999.
See "--Taxation of Non-U.S. Shareholders."

     Taxation of Tax-Exempt Shareholders. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that the Company distributes to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization were to finance its acquisition of the common shares with debt, a portion of the income that they receive from the Company would constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from the Company as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of the Company's shares is required to treat a percentage of the dividends that it receives from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is equal to the gross income the Company derives from an unrelated trade or business (determined as if it were a pension trust) divided by its total gross income for the year in which it pays the dividends. The UBTI rule applies to a pension trust holding more than 10% of the Company's shares only if:

 .    the UBTI Percentage is at least 5%;

 .    the Company qualifies  as a REIT by reason of the modification of the 5/50
     Rule that allows the beneficiaries of the pension trust to be treated as holding the Company's shares in proportion to their actuarial interests in the pension trust; and

 .    the Company is a "pension-held REIT" (i.e., either (1) one pension trust owns more than 25% of the value of its shares or (2) a group of pension trusts individually holding more than 10% of the value of its shares collectively owns more than 50% of the value of its shares).

     Tax-exempt entities will be subject to the rules described above, under the heading "--U.S. Shareholders" concerning the inclusion of the Company's designated undistributed net capital gains in the income of its shareholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

     Taxation of Non-U.S. Shareholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. shareholders") are complex. This section is only a summary of such rules. We urge Non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements.

     Ordinary Dividends. A Non-U.S. shareholder that receives a distribution that is not attributable to gain from the Company's sale or exchange of U.S. real property interests (as defined below) and that the Company does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that the Company pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the Non-U.S. shareholder's conduct of a U.S. trade or business, the Non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. shareholder that is a non-U.S. corporation). The Company plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a Non-U.S. shareholder unless (i) a lower treaty rate applies and the Non-U.S. shareholder files the required form evidencing eligibility for that reduced rate with the Company or (ii) the Non-U.S. shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The U.S. Treasury Department has issued final regulations that modify the manner in which the Company will comply with the withholding requirements. Those regulations are effective for distributions made after December 31, 1999.

     Distributions to a Non-U.S. shareholder that are designated by the Company at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by the Company of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below.

     Return of Capital. A Non-U.S. shareholder will not incur tax on a distribution in excess of the Company's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common shares. Instead, such a distribution will reduce the adjusted basis of such common shares. A Non-U.S. shareholder will be subject to tax on a distribution that exceeds both the Company's current and accumulated earnings and profits and the adjusted basis of its common shares, if the Non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. Because the Company generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a Non-U.S. shareholder may obtain a refund of amounts that the Company withholds if it later determines that a distribution in fact exceeded its current and accumulated earnings and profits.

     The Company must withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although it intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

     Capital Gain Dividends. For any year in which the Company qualifies as a REIT, a Non-U.S. shareholder will incur tax on distributions that are attributable to gain from its sale or exchange of "U.S. real property interests" under the provisions of the Foreign Investment in

Real Property Tax Act of 1980 ("FIRPTA"). The term "U.S. real property interests" includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a Non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the Non-U.S. shareholder. A Non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. The Company must withhold 35% of any distribution that it could designate as a capital gain dividend. However, if the Company makes a distribution and later designates it as a capital gain dividend, then (although such distribution may be taxable to a Non-U.S. shareholder) it is not subject to withholding under FIRPTA. Instead, the Company must make-up the 35% FIRPTA withholding from distributions made after the designation, until the amount of distributions withheld at 35% equals the amount of the distribution designated as a capital gain dividend. A Non-U.S. shareholder may receive a credit against its FIRPTA tax liability for the amount the Company withholds.

     Sale of Shares. A Non-U.S. shareholder generally will not incur tax under FIRPTA on gain from the sale of its common shares as long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of the stock. The Company anticipates that it will continue to be a "domestically controlled REIT." However, a Non-U.S. shareholder will incur tax on gain not subject to FIRPTA if
(1) the gain is effectively connected with the Non-U.S. shareholder's U.S. trade or business, in which case the Non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the Non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the Non-U.S. shareholder will incur a 30% tax on his capital gains. Capital gains dividends not subject to FIRPTA will be subject to similar rules. However, a Non-U.S. shareholder that owned, actually or constructively, 5% or less of outstanding common shares at all times during a specified testing period will not incur tax under FIRPTA if the common shares are "regularly traded" on an established securities market. If the gain on the sale of the common shares were taxed under FIRPTA, a Non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

     Backup Withholding. Backup withholding tax (which generally is withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions to Non-U.S. shareholders outside the United States that are treated as (1) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (2) capital gains dividends, or (3) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common shares by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Shares by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by U.S. shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of common shares is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a Non-U.S. shareholder, or otherwise establishes an exemption. Backup withholding is not an additional tax. A Non-U.S. shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS. The Treasury Department has issued final regulations regarding backup withholding rules. Those regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1999.

OTHER TAX CONSEQUENCES

     State and Local Taxes. The Company and/or you may be subject to state and local tax in various states and localities, including those states and localities in which the Company or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in the Common Stock.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN THE PARTNERSHIP AND SUBSIDIARY PARTNERSHIPS

     The following discussion summarizes certain federal income tax considerations applicable to the Company's direct or indirect investments in the Partnership and its subsidiaries. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     Classification as Partnerships. The Company is entitled to include in its income its distributive share of the Partnership's income and to deduct its distributive share of the Partnership's losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (2) is not a "publicly traded" partnership.

     Under the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The Company believes that the Partnership and its subsidiaries are classified as partnerships for federal income tax purposes.

     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). While the units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the redemption rights enabling the limited partners to dispose of their units. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for such year consists of certain passive-type income, including (as may be relevant here) real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% Passive Income Exception").

     The U.S. Treasury has issued regulations (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. The Company believes that the Partnership qualified for the Private Placement Exclusion in 1998 and intends to continue to qualify for the Private Placement Exclusion unless it qualifies for another exception. It is possible that in the future the Partnership might not qualify for the Private Placement Exclusion.

     If the Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, such Partnership would need to qualify under another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. Because of the substantial ownership of the Partnership by certain partners who also own, directly or indirectly, lessees, the Partnership would not currently be eligible for the 90% Passive Income Exception, but it may so qualify in the future.

     If, however, for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See "--Requirements for Qualification --Income Tests" and "--Requirements for Qualification -- Asset Tests." In addition, any change in the Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur tax liability without any related cash distribution. See "--Requirements for REIT Qualification -- Distribution Requirements." Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

     Income Taxation of the Partnerships and their Partners. Partners, not the Partnership, are subject to taxation. The Partnership is not a taxable entity for federal income tax purposes. Rather, the Company is required to take into account its allocable share of the Partnership's income, gains, losses, deductions and credits for any taxable year of the Partnership ending during the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from the Partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of section 704(b) of the Code and the Treasury regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnership's allocations of taxable income, gain and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury regulations promulgated thereunder.

     Tax Allocations With Respect to Contributed Properties.  Pursuant to
section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since the Company's formation. Consequently, the Partnership Agreement requires such allocations to be made in a manner consistent with section 704(c) of the Code.

     In general, the partners who contribute property to the Partnership will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the Properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the contributing partners and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of the Offering. This will tend to eliminate the Book-Tax Difference over the life of the Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands the Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Taxation of the Company -- Distribution Requirements." The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased the contributed assets at their agreed values.

     The U.S. Treasury has issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods. The general partner of the Partnership has the discretion to determine which of the methods of accounting for Book-Tax Differences (specifically approved in the Treasury Regulations) will be elected with respect to any properties contributed to the Partnership. The Partnership generally has elected to use the "traditional method with ceiling rule" for allocating Code section 704(c) items with respect to the properties that it acquires in exchange for units. The use of this method may result in the Company being allocated less depreciation, and therefore more taxable income in a given year than would be the case if a different method for eliminating the Book-Tax Difference were chosen. If this occurred, a larger portion of shareholder distributions would be taxable income as opposed to the return of capital that might arise if another method were used. The Company has not determined which method of accounting for Book-Tax Differences will be elected for properties contributed to the Partnership in the future.

     Basis in Partnership Interest. The Company's adjusted tax basis in its partnership interest in the Partnership generally is equal to (1) the amount of cash and the basis of any other property contributed to the Partnership by the Company, (2) increased by (A) its allocable share of the Partnership's income and (B) its allocable share of indebtedness of the Partnership, and (3) reduced, but not below zero, by (A) the Company's allocable share of the Partnership's loss, and

(B) the amount of cash distributed to the Company, and (C) constructive distributions resulting from a reduction in the Company's share of indebtedness of the Partnership.

     If the allocation of the Company's distributive share of the Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and, if the Company's interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

     Sale of a Partnership's Property. Generally, any gain realized by the Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership under section 704(c) of the Code to the extent of their "built-in gain" on those properties for federal income tax purposes. The partners' "built-in gain" on the contributed properties sold will equal the excess of the partners' proportionate share of the book value of those properties over the partners' tax basis allocable to those properties at the time of the sale. Any remaining gain recognized by the Partnership on the disposition of the contributed properties, and any gain recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

     The Company's share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "--Requirements for Qualification -- Income Tests." The Company, however, does not presently intend to allow the Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's or the Partnership's trade or business.

                             PLAN OF DISTRIBUTION

     The Company may sell securities on a negotiated or competitive bid basis to or through one or more underwriters or dealers. The Company may also sell securities directly to institutional investors or other purchasers or through agents. The Company will identify any underwriter, dealer or agent involved in the offer and sale of securities, and any applicable commissions, discounts and other items constituting compensation to such underwriters, dealers or agents, in a prospectus supplement.

     The Company may distribute securities from time to time in one or more transactions at a fixed price or prices (which may be changed) or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     Unless the Company says otherwise in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, the Company may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     The Company or its agents may solicit offers to purchase securities from time to time. Unless the Company says otherwise in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

     In connection with the sale of securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from the Company or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters as that term is defined in the Securities Act, and any discounts or commissions received by them from the Company and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company will identify any such underwriter or agent, and it will describe any such compensation it pays, in the related prospectus supplement.

     Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If the Company tells you in a prospectus supplement, it will authorize agents and underwriters to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutions with whom such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but shall in all cases be subject to the Company's approval. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Certain of the underwriters or agents and their associates may engage in transactions with and perform services for the Company or its affiliates in the ordinary course of their respective businesses.

     The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market (other than the common shares, which are quoted on The Nasdaq Stock Market). No assurance can be given as to the liquidity of the trading market for any such securities.

     If underwriters or dealers are used in the sale, until the distribution of the securities is completed, SEC rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offerings (in other words, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option described in the prospectus supplement. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. The Company makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, the representatives of any underwriters may determine not to engage in such transactions or that such transactions, once commenced, may be discontinued without notice.

                                 LEGAL MATTERS

     Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for the Company by Wilmer, Cutler & Pickering, Washington, D.C. In addition, the description of federal income tax consequences contained in this prospectus under "Federal Income Tax Consequences" is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Wilmer, Cutler & Pickering.

                                    EXPERTS

     The financial statements and schedules of the Company incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

          The financial statements of Geneva Enterprises, Inc. and Affiliated Company incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Walpert, Smullian & Blumenthal, P.A., independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.


                      WHERE YOU CAN FIND MORE INFORMATION

     The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. The Company's SEC filings are available to the public over the SEC's website at http://www.sec.gov. You may also read and copy any document the Company files at the SEC's public reference rooms at:

     *    Public Reference Section
          Securities and Exchange Commission
          Room 1024, Judiciary Plaza
          450 Fifth Street, N.W.
          Washington, D.C. 20549

     *    Midwest Regional Office:

          Citicorp Center
          500 West Madison Street
          Suite 1400
          Chicago, Illinois 60661-2511

     *    Northeast Regional Office:

          7 World Trade Center
          Suite 1300
          New York, New York 10048

Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

     The SEC allows the Company to "incorporate by reference" the information the Company files with them, which means the Company can disclose important information to you by referring you to those documents. The information that the Company incorporates by reference is an important part of this prospectus, and all information that the Company will later file with the SEC will automatically update and supersede this information. The Company incorporates by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 12, or 15(d) of the Securities Exchange Act of 1934 until the Company sells all of the securities.

     . The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended, (File No. 000-23733).

     . The description of the common shares contained in the Registration Statement on Form 8-A filed with the SEC on February 5, 1998 (File No. 000-1049316).

     . The financial statements of Geneva Enterprises, Inc. and Affiliated Company contained in the Final Prospectus filed with the SEC pursuant to Rule 424(b)(1) on February 13, 1998 (File No. 333-41183).

     . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (File No. 000-23733).

     . Current Reports on Form 8-K filed with the SEC on August 7, 1998, December 3, 1998, December 7, 1998 and February 26, 1999 (File No. 000-23733).


     You may request a copy of these filings at no cost, by writing or telephoning the Company. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the Registration Statement. Please direct your request to:

                         Ms. Lisa M. Clements
                         Capital Automotive REIT
                         1420 Spring Hill Road, Suite 525
                         McLean, Virginia  22102
                         (703) 288-3075

     The prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. The Company has omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, the Company refers you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved. You may get copies of the exhibits by contacting the person named above.

     You should rely only on the information in this prospectus, any prospectus supplement and the documents that are incorporated by reference. The Company has not authorized anyone else to provide you with different information. The Company is not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any prospectus supplement or any incorporated document is accurate as of any date other than the date of the document.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT,
       INCORPORATED BY REFERENCE OR PROVIDED IN A PROSPECTUS SUPPLEMENT.
 THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR
       ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON
        THE FRONT OF THESE DOCUMENTS.  THIS PROSPECTUS IS NOT AN OFFER
      TO SELL SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY SECURITIES
            IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table itemizes the expenses incurred, or to be incurred, by the Registrant in connection with the registration and issuance of the Offered Securities being registered hereunder. All amounts shown are estimates except for the SEC registration fee.

Registration Fee -- Securities and Exchange
Commission...................................  $   55,600
Printing and Engraving Expenses..............  $  200,000
Accounting Fees and Expenses.................  $  150,000
Legal Fees and Expenses......................  $  150,000
Miscellaneous (including listing fees).......  $  500,000
                                               ----------

     Total...................................  $1,055,600

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS

     The Declaration of Trust and By-laws authorize the Company to indemnify its present and former trustees and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. The Maryland General Corporation Law as applicable to Maryland REITs, currently provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a corporation, or is or was serving as a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, is mandatory in certain circumstances and permissive in others, subject to authorization by the board of trustees, a committee of the board of trustees consisting of two or more trustees not parties to the proceeding (if there does not exist a majority vote quorum of the board of trustees consisting of trustees not parties to the proceeding), special legal counsel appointed by the board of trustees or such committee of the board of trustees, or by the shareholders, so long as it is not established that the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith, was the result of active and deliberate dishonesty, involved such person receiving an improper personal benefit in money, property or services, or, in the case of criminal proceedings, such person had reason to believe that his or her act or omission was unlawful. The Company's officers and trustees are also indemnified pursuant to the Partnership Agreement. Certain officers are indemnified under their respective employment agreements, which agreements are filed as exhibits hereto. The Company intends to purchase an insurance policy which purports to insure the officers and trustees of the Company against certain liabilities incurred by them in the discharge of their functions as such officers and trustees, except for liabilities resulting from their own malfeasance.

ITEM 16.  EXHIBITS

NUMBER    DESCRIPTION
1.2**     Form of Underwriting Agreement (Common Shares)
1.3**     Form of Underwriting Agreement (Preferred Shares)
1.4**     Form of Underwriting Agreement (Debt Securities)
3.1 Amended and Restated Declaration of Trust of Capital Automotive REIT (previously filed as Exhibit 3.1 to the Company's Registration Statement on Form S-11 filed with the SEC on November 26, 1997, as subsequently amended (File No. 333-41183) (the "Registration Statement on Form S-11") and incorporated herein by reference)
3.2 Amended and Restated Bylaws of Capital Automotive REIT (previously filed as Exhibit 3.2 to the Company's Registration Statement on Form S-3 filed with the SEC on March 2, 1999 (File No. 333-Pending) (the "Unit Redemption Registration Statement on Form S-3") and incorporated herein by reference)
3.3 First Amendment to Bylaws (previously filed as Exhibit 3.3 to the Company's Unit Redemption Registration Statement on Form S-3 and incorporated herein by reference)
4.1 Specimen of certificate representing common shares of beneficial interest (previously filed as Exhibit 4.2 to the Registration Statement on Form S-11 and incorporated herein by reference)
4.2**     Form of certificate representing preferred shares of beneficial interest
4.3*      Form of Indenture for Senior Debt Securities
4.4*      Form of Indenture for Subordinated Debt Securities
4.5 Form of Share Warrant (previously filed as Exhibit 4.5 to the Company's Unit Redemption Registration Statement on Form S-3 and incorporated herein by reference)
5.1* Form of Opinion of Wilmer, Cutler & Pickering regarding the validity of the Offered Securities being registered
8.1* Form of Opinion of Wilmer, Cutler & Pickering regarding certain federal income tax matters
10.43     Second Amended and Restated Partnership Agreement (previously filed as
          Exhibit 10.43 to the Company's Redemption Registration Statement on Form S-3 and incorporated herein by reference)
12.1*     Statement regarding computation of ratios
23.1      Consent of Wilmer, Cutler & Pickering (included as part of Exhibits
          5.1 and 8.1)
23.2*     Consent of Arthur Andersen LLP
23.3*     Consent of Walpert, Smullian & Blumenthal, P.A.

25        Power of Attorney (included on signature page)

     *   Included with this filing.
     ** To be filed by amendment or by a Current Report on Form 8-K incorporated by reference herein.

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of a subscription period, if any, to set forth the results of a subscription offer, if any, the transactions by the underwriters during a subscription period, if any, the amount of unsubscribed securities, if any, to be purchased by underwriters, and the terms of any subsequent reoffering thereof, if any. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant Capital Automotive REIT, hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on March 1, 1999.

                    THE REGISTRANT:

                    Capital Automotive REIT



                    By:  /s/ Thomas D. Eckert
                         --------------------
                         Thomas D. Eckert
                         President and Chief Executive Officer

                        ADDITIONAL REGISTRANT:

                        Capital Automotive L.P.

                        By: Capital Automotive REIT, as sole general partner of Capital Automotive L.P.

                    By:  /s/ Thomas D. Eckert
                         ____________________
                         Thomas D. Eckert
                         President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on March 1, 1999 by the following persons in the capacities indicated. Each person whose signature appears below hereby constitutes and appoints Thomas D. Eckert as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

SIGNATURE                     TITLE                         DATE



/s/ Thomas D. Eckert          President and Chief           March 1, 1999
------------------------      Executive Officer and
    Thomas D. Eckert          Trustee of Capital
                              Automotive REIT
                              (principal executive
                              officer)


/s/ David S. Kay              Vice President and Chief      March 1, 1999
------------------------      Financial Officer (principal
    David S. Kay              financial and accounting
                              officer) of Capital
                              Automotive REIT


/s/ Craig L. Fuller           Trustee of Capital            March 1, 1999
------------------------      Automotive REIT
    Craig L. Fuller


/s/ William E. Hoglund        Trustee of Capital            March 1, 1999
------------------------      Automotive REIT
    William E. Hoglund


/s/ R. Michael McCullough     Trustee of Capital            March 1, 1999
-------------------------     Automotive REIT
    R. Michael McCullough

/s/ Lee P. Munder             Trustee of Capital            March 1, 1999
------------------------      Automotive REIT
    Lee P. Munder


/s/ John J. Pohanka           Trustee of Capital            March 1, 1999
------------------------      Automotive REIT
    John J. Pohanka


/s/ John E. Reilly            Trustee of Capital            March 1, 1999
------------------------      Automotive REIT
    John E. Reilly


/s/ Robert M. Rosenthal       Trustee of Capital            March 1, 1999
------------------------      Automotive REIT
    Robert M. Rosenthal


/s/ Vincent A. Sheehy         Trustee of Capital            March 1, 1999
------------------------      Automotive REIT
    Vincent A. Sheehy

                              Trustee of Capital            March _, 1999
--------------------------    Automotive REIT
    William R. Swanson

                                      II-8